Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats ad private or confidential. The redacted terms have been marked at the appropriate place with “[***].”
Exhibit 10.5
DATED: April 20, 2026

SV MANAGEMENT SWITZERLAND AG,
as Seller

US SIIE, LLC,
as Buyer

________________________________________
OFFTAKE AGREEMENT
________________________________________

TABLE OF CONTENTS
Clause    Page
1.    DEFINITIONS AND INTERPRETATION    1
2.    CONDITIONS PRECEDENT    18
3.    TERM; CERTAIN OBLIGATIONS OF THE PARTIES    19
4.    SALE AND PURCHASE    21
5.    EXCLUSIVITY OF SUPPLY; CURTAILMENT    23
6.    OPTION TO DELIVER RARE EARTH OXIDES, NON-PAYABLE PRODUCTS, ADDITIONAL PRODUCTS AND OTHER MINERAL PRODUCTS    25
7.    ANNUAL QUANTITIES AND SCHEDULING    28
8.    DELIVERY, TITLE AND RISK OF LOSS    30
9.    WEIGHT DETERMINATION AND QUALITY CERTIFICATION    33
10.    STOCKPILING    37
11.    FAILURE TO TAKE    38
12.    FAILURE TO DELIVER    41
13.    OFFTAKE PAYMENTS    42
14.    INVOICING AND PAYMENT PROCEDURES    53
15.    INDEMNITIES AND LIABILITY    57
16.    EXPANSION PRODUCT    57
17.    REPORTING    58
18.    NEGATIVE COVENANT    59
19.    ASSIGNMENT    60
20.    CONFIDENTIALITY    62
21.    INSURANCE    63
22.    TERMINATION    63
23.    FORCE MAJEURE    65
24.    CHANGE OF LAW    66
25.    BUYER ORGANIZATION    67
26.    REMEDIATION    67
27.    BUYER CHANGE OF CONTROL    68
28.    SELLER CHANGE OF CONTROL    68

29.    SELLER GOVERNANCE    68
30.    SELLER IPO    68
31.    REPRESENTATIONS AND WARRANTIES    68
32.    GOVERNING LAW AND DISPUTE RESOLUTION    70
33.    NOTICES    71
34.    MISCELLANEOUS    72
Schedule 1 [***]    1
Schedule 2 [***]    1
Schedule 3 [***]    1
Schedule 4 [***]    1
Schedule 5 [***]    1
Schedule 6 [***]    1
Schedule 7 CALL OPTION PRINCIPLES    1
Schedule 8 [***]    1
Schedule 9 [***]    1
Schedule 10 FORM OF CALL OPTION AGREEMENT    1
Schedule 11 [***]    1

OFFTAKE AGREEMENT (this “Agreement”) DATED: April 20, 2026 (the “Effective Date”).
BETWEEN
(1)SV MANAGEMENT SWITZERLAND AG, a company organized under the laws of Switzerland, whose registered office is at Rigistrasse 2, 6300 Zug Switzerland (“Seller”); and
(2)US SIIE, LLC, a Delaware limited liability company, whose registered office is at c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover Kent County, Delaware 19904 (“Buyer”),
(each a “Party” and together the “Parties”).
RECITALS:
(3)MineCo (as defined herein) owns and operates, and intends to own and operate Seller’s Mine (as defined herein) and Seller’s Facility (as defined herein).
(4)MineCo sells, and Seller purchases from MineCo, all Products (as defined herein).
(5)Seller wishes to sell, and Buyer wishes to purchase, the Products from Seller, for the onward sale of Products to Third Party Buyers (as defined herein), subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, the Parties hereto have agreed as follows:
1.DEFINITIONS AND INTERPRETATION,
1.1In this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in this Clause 1.1:
“$” or “Dollars” means the lawful currency of the United States of America.
“Acceptable IPO” means a transaction or series of related transactions (including going public via a transaction with a Special Purpose Acquisition Company) in which any holding company or companies directly or indirectly owning one hundred percent (100%) of the equity interests of Seller, issues Equity Interests pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, and following such transaction, the common shares of such holding company are listed on the New York Stock Exchange or the Nasdaq Stock Market, including, for greater certainty, by way of initial public offering, going public via a transaction with a Special Purpose Acquisition Company or similar transactions; provided that no entity that constitutes a Restricted Person is transferred any direct or indirect ownership interests in Seller in such transaction or series of related transactions.
“Acceptable Offtaker” has the meaning given in Schedule 4.
“Accordion” has the meaning given in Clause 4.2.
“ACQ” has the meaning given in Clause 4.1.
“Actual Recovery Yield” has the meaning given in Clause 13.4.
“Additional Base Case Supply Period” has the meaning given in Clause 7.1.

“Additional Products” means the Payable Elements produced at Seller’s Facility up to the Phase 1 capacity in any form of compound, metal, or other derivative form other than in the form of MREC or REO.
“Additional Seller’s Mine Capacity” has the meaning given in Clause 16.1.
“Adjusted Quarterly Quantity” has the meaning given in Clause 7.2(d).
“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such first Person.
“Agreement” has the meaning given in the heading and includes the Schedules.
“Aligned Nations” means all countries (a) that have entered into a free trade agreement with the United States, (b) that are members of a defense cooperation treaty with the United States (including members of NATO), (c) that are Major Non-NATO Allies (MNN) as defined by United States law, and (d) Malaysia and other countries as indicated in writing by DoW.
“Annual Review Considerations” has the meaning given in Clause 13.10(a).
“Annual Review Materials” has the meaning given in Clause 13.10(c).
“Applicable Reference Price” means (i) the available ex-China oxide price published by Argus for the applicable Product with no discount, (ii) if there is no Argus price for the applicable Product, the ex-China oxide price published [***].
“Approved Lender” means any Person who is not a Restricted Person.
“Bankruptcy Event” has the meaning given in Clause 22.1(b)(i).
“Base Case Quarterly Forecast” has the meaning given in Clause 7.1.
“Base Products” means the Payable Elements produced at Seller’s Facility up to the Phase 1 capacity (a) from and after the Effective Date and until provision of the notice described in Clause 6.3 from Seller to Buyer, in the form of MREC and (b) following the provision of the notice described in Clause 6.3 from Seller to Buyer, in the form of MREC or REO.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act of 1934, as amended (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Bill of Lading” means the bill of lading to be issued in respect of each Shipment of Product hereunder.
“Bonded Warehouse” means a secured area or facility located at or adjacent to the Delivery Point, duly licensed and controlled by the Brazilian customs authorities (Receita

Federal do Brasil), where imported or export goods may be stored, handled, or undergo permitted operations under customs supervision, with the payment of applicable duties and taxes suspended until such goods are cleared for domestic consumption, re-exported, or otherwise disposed of in accordance with applicable Brazilian laws and regulations.
“Books and Records” has the meaning given in Clause 13.11(a).
“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which banks are normally open for business in Brazil, Switzerland, New York, New York, United States of America and Washington D.C., United States of America.
“Buyer” has the meaning given in the Preamble.
“Buyer Condition” has the meaning given in Clause 2.3.
“Buyer Default” has the meaning given in Clause 22.1(a).
“Buyer Manager” has the meaning given in Clause 25.1.
“Buyer Pre-Notified Quantity” has the meaning given in Clause 11.2.
“Buyer Pre-Notified Quantity Certificate of Weight” has the meaning given in Clause 11.6.
“Buyer Pre-Notified Quantity CoA” has the meaning given in Clause 11.6.
“Buyer’s CoA” has the meaning given in Clause 9.3(e).
“Buyer’s Sample” has the meaning given in Clause 9.2(c).
“Call Option” has the meaning given in Schedule 10.
“Call Option Agreement” has the meaning given in Clause 2.2(a).
“Capitalization Documentation” has the meaning given in Schedule 4.
“Cargo Preference Acts” has the meaning given in Clause 34.12.
“Change of Control” means:
(a)any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than an Existing Shareholder, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Seller; or
(b)the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of (i) all or substantially all of the assets of the Seller and its subsidiaries taken as a whole, or (ii) Seller’s Mine and/or Seller’s Facility (to the extent applicable), in either case to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to an Existing Shareholder;
provided that, notwithstanding anything herein to the contrary, a transaction or series of related transactions to facilitate an Acceptable IPO shall not constitute a Change of Control, so long as following such transaction or series of related transactions or formation of a holding company the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the stock of the Seller immediately prior to such transactions continue to Beneficially Own in the aggregate sufficient stock of such successor entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such successor entity.
“Change of Law” means, solely with respect to the laws, regulations, orders, directives or permits of any Governmental Authority having jurisdiction over Seller, MineCo, the Products or Seller’s Facility, the occurrence of any of the following after the Effective Date: (a) the enactment or taking effect of any new law, regulation, order or directive (or the making or issuance of any new request, guideline, guidance, directive or order not having the effect of law) or the imposition of any permits not required as at the Effective Date; (b) the modification, repeal or withdrawal of any existing law, regulation, order or directive or permit (or the withdrawal of any existing request, guideline, guidance, directive or order not having the effect of law) unless where such modification, repeal or withdrawal is attributable to an act, omission or default of a Party; (c) the commencement of any applicable law, regulation, order or directive (or the commencement of any request, guideline, guidance, directive or order not having the effect of law) which was not published by a Governmental Authority and has not become effective, in each case on or prior to the Effective Date; or (d) a change in the interpretation or application by any Governmental Authority of any applicable law, regulation, order or directive.
“Change of Law Notice” has the meaning given in Clause 24.1.
“Claims” has the meaning given in Clause 15.1.
“Commercial Operations” means the Seller’s Facility is capable of production of Products as required by this Agreement.
“Commercial Operations Date” has the meaning given in Clause 3.2(f).
“Competitor” means (a) any Person that operates in the same or similar business of the Seller and its Subsidiaries (other than any Industry Non-Competitor), as well as any Person that mines rare earth elements, processes rare earth elements (including concentration, refining, separation and/or metallization) and/or produces rare earth magnets, as well as powders and/or other rare earth magnet predecessor products, [***] and (vi) any Affiliate of the Persons set forth in the foregoing clauses (b)(i)-(b)(v), (c) any other Person meeting the requirements of clause (a) and reasonably identified as a “Competitor” by way of written notice from Seller to Buyer, at any time after the Effective Date and (d) any Competitor Controller.
“Competitor Controller” means (a) any Person that directly or indirectly Controls a Competitor and (b) any Person that is an Affiliate of a Competitor.
“Confidential Information” means herein (a) any non-public information that the disclosing Party designates, or that under the circumstances of its disclosure, should reasonably be considered as confidential (including the Parties’ (and their Affiliates) financial and business information, internal projections, internal forecasts, specific business and marketing plans, pricing information and information developed specifically for this Agreement or the Seller’s Facility); (b) the terms (but not the existence) of the Agreement; (c) any non-public information exchanged between the Parties during the Parties’ negotiations in respect of and preceding the execution of the Agreement; (d) the disclosing Party’s intellectual property; and (e) any non-public information of a Third Party or an Affiliate which the disclosing Party is obligated to keep confidential.
“Construction Budget” has the meaning given in the Loan Agreement.
“Construction Milestones” has the meaning given in Clause 3.4.
“Construction Schedule” has the meaning given in the Loan Agreement.
“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means (a) possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise, of any Person or (b) possession, directly or indirectly, of more than fifty percent (50%) of the Equity Interests or voting securities in any Person. The terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Counterparty” has the meaning given in Schedule 8.
“Critical Assets” has the meaning given in Schedule 8.
“Debottlenecking and Optimization Project” has the meaning given in the Loan Agreement.
“Debottlenecking and Optimization Project Progress Report” has the meaning given in the Loan Agreement.
“Delivery Month” has the meaning given in Clause 13.5(a).
“Delivery Notice” has the meaning given in Clause 7.3(a).
“Default Delivery Point” means the deck of the relevant Buyer’s vessel at the Santos port, Brazil.
“Delivery Point” has the meaning given in Clause 8.2.
“Delivery Point Certificate of Weight” has the meaning given in Clause 9.1(d).
“Delivery Window” has the meaning given in Clause 7.3(a)(i).
“Deprecated Index” has the meaning given in Clause 13.5(d).
“DFC” means the United States International Development Finance Corporation.
“Discharge Point” means such port specified as the unloading port in the Bill of Lading.
“DoW” means the United States Department of War.
“DoW Financial Support” means all obligations of DoW and Buyer set forth on Schedule 4.

“Draft Expert Report” has the meaning given in Clause 13.10(g).
“Effective Date” has the meaning given in the Preamble.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Excess Seller Facility Capacity” has the meaning given in Clause 16.1.
“Exchange Act” has the meaning given in the definition of “Beneficial Owner”.
“Existing Indices” has the meaning given in Clause 13.5(b).
“Existing Offtake Agreement” has the meaning given in Clause 3.7.
“Existing Shareholders” means each of (a) Serra Verde Rare Earths Ltd. (and its successors and any of its Affiliates, to the extent organized in a Permitted Jurisdiction), and any holder, fund or account managed or Controlled by Denham Capital Management LP or any Affiliate of Denham Capital Management LP (other than any portfolio investment companies), (b) EMG Fund V SVRE Holdings, LLC (and its successors and any of its Affiliates, to the extent organized in a Permitted Jurisdiction), and any holder, fund or account managed or Controlled by The Energy & Minerals Group Fund V, LP or any Affiliate of The Energy & Minerals Group Fund V, LP (other than any portfolio investment companies) and (c) VB (Rare Earths) Limited (and its successors and any of its Affiliates, to the extent organized in a Permitted Jurisdiction), and any holder, fund or account managed or Controlled by Vision Blue Resources Limited or any Affiliate of Vision Blue Resources Limited (other than any portfolio investment companies).
“Expansion” has the meaning given in Clause 16.1.
“Expansion Offer” has the meaning given in Clause 16.1.
“Expansion Product” has the meaning given in Clause 16.1.
“Expert” has the meaning given in Clause 13.10(a).
“Expert Determination” has the meaning given in Clause 13.10(a).
“Failure to Deliver Quantity” has the meaning given in Clause 12.1.
“Failure to Take Payment” has the meaning given in Clause 11.6.
“Failure to Take Quantity” has the meaning given in Clause 11.1.
“Federal Law” has the meaning given in Clause 32.1.
“Final Invoice” has the meaning given in Clause 14.2(b)(i)(D).
“Final Quality Results” has the meaning given in Clause 14.2(b)(i).
“Final Settlement Amount” has the meaning given in Clause 14.2(b)(i)(C).
“Floor Price” has the meaning given in Clause 13.4.
“Floor Price Excess” has the meaning given in Clause 13.5(a).

“Floor Price Excess Considerations” has the meaning given in Clause 13.5(c).
“Floor Price Excess Expert” has the meaning given in Clause 13.5(c)(ii).
“Floor Price Excess Expert Determination” has the meaning given in Clause 13.5(c)(ii).
“Floor Price Excess Expert Report” has the meaning given in Clause 13.5(c)(vi).
“Floor Price Excess Index Price” has the meaning given in Clause 13.5(b).
“FOB” has the meaning given to it in Incoterms 2020.
“FOIA” means the Freedom of Information Act, 5 U.S.C. § 552.
“Force Majeure Event” means any act, event or circumstance or combination thereof which: (a) is beyond the reasonable control of the affected Party; (b) was not foreseeable, or if foreseeable could not have been (including by reasonable anticipation) avoided or overcome by the affected Party; (c) could not have been (including by reasonable anticipation) or cannot be avoided or overcome by the affected Party; (d) prevents, hinders or delays the affected Party in its performance of any (or any part) of its obligations under this Agreement; and (e) provided it satisfies the requirements in clauses (a) through (d), may result from the following non-exhaustive list of causes: Acts of God, strikes, fires, floods, wars (whether declared or undeclared) or warlike operations, acts of terrorism, sabotage, piracy, riots, perils of the sea, storms, embargoes, strikes or lockouts or any other kind of labor dispute or industrial action, accidents, the loss or inoperability of, or serious accidental damage to any performing vessel (including the applicable Nominated Vessel), restrictions imposed by or actions or omissions of any Governmental Authority or Person purporting to act therefor (including allocations, priorities, requisitions, quotas and price controls). Notwithstanding the foregoing, the following events shall not constitute a Force Majeure Event:
(c)in respect of Buyer, a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;
(d)in respect of either Party, a Party’s ability to obtain better economic terms for Product from an alternative supplier or buyer, as applicable;
(e)in respect of either Party, changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of Product markets;
(f)in respect of Buyer, actions of the United States government;
(g)in respect of Buyer, the unavailability for any reason of any facility utilized for, or in connection with, stockpiling;
(h)in respect of Buyer, the unavailability of, or any event affecting, any facilities at or associated with (i) any loading port other than the loading port at which the Delivery Point is located and (ii) any unloading port or any facilities downstream of such unloading port; and

(i)in respect of Buyer, any event arising from an action or omission of any Affiliate of Buyer or the contractor or sub-contractor or agent of Buyer or any such Affiliate of Buyer, in each case to the extent that, had Buyer taken such action or experienced such event, such event would not constitute a Force Majeure Event.
(j)“Freight” means the freight cost of transporting the Product from Seller’s Facility to the Delivery Point.
“Fundamental Event” has the meaning given in Schedule 8.
“Fundamental Seller Default” has the meaning given in Clause 22.1(b).
“Gross Contractual Recovery Value” has the meaning given in Clause 13.4.
“Gross Contractual Separation Costs” has the meaning given in Clause 13.4.
“Good Industry Practice” means those practices, methods and acts that, at the time they are employed, are generally recognized and used by competent mine owners and operators globally, as such practices, methods and techniques relate to safe, dependable and efficient operation of a mine and supply of ore; it being acknowledged and agreed by the Parties that Good Industry Practice is not intended to be limited to the optimum or minimum practice, method, technique, conduct or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods, techniques, conduct or acts that a competent plant operator would take to accomplish the intended objectives at reasonable cost consistent with law, public and employee safety, reliability, and environmental compliance.
“Governmental Authority” means any federal, state or local government, governmental authority, governmental department, ministry, office, commission, agency, court, board, instrumentality of any government, or judicial, legislative or administrative body, federal state, or local, having jurisdiction over a Party, the Product or the Seller’s Facility.
“Governmental Authority Dispute” has the meaning given in Clause 32.3(a).
“Governmental Authority Dispute Notice” has the meaning given in Clause 32.3(a).
“IAEA SSR-6” means the IAEA Safety Requirements No. SSR-6 (Rev.2) Regulations for the Safe Transport of Radioactive Material.
“Incoterms 2020” means the 2020 edition of the International Chamber of Commerce official rules for the interpretation of trade terms.
“Independent Engineer” has the meaning set forth in the Loan Agreement.
“Industry Non-Competitor” means any Person who operates in the same or similar business of the Seller and its Affiliates and has the requisite capability to facilitate transactions or liquidity as a (a) trading house facilitating import and export of commodities or financial instruments or (b) market maker for the purposes of providing liquidity and reliability in commodities and securities markets.
“Initial Base Case Supply Period” has the meaning given in Clause 7.1.

“Intercreditor Agreement” means the Intercreditor Agreement entered into among DFC and the Royalty Holders in the form set forth on Schedule 11, as may be amended or modified in connection with any New Approved Lenders in accordance with Schedule 7.
“Inventory Monetization Facility” means the inventory monetization facility provided pursuant to the Inventory Monetization Facility Agreement.
“Inventory Monetization Facility Agreement” means the agreement for inventory monetization between, amongst others, [***], or one of its affiliates as Purchaser and Lender (as applicable) and the Buyer as Seller or Borrower (as applicable).
“ISPS Code” means the International Code for the Security of Ships and Port Facilities.
“Invoice” means a Provisional Invoice or Final Invoice.
“Kg” or “kg” means kilogram.
“Lenders’ Agent” has the meaning given in Clause 19.3.
“Loading Notification” has the meaning given in Clause 8.3(b).
“Loan Agreement” means that certain Finance Agreement, dated as of January 21, 2026, by and between the DFC and SVRE Holdings Ltd.
“Loss” or “Losses” means losses, liabilities, causes of action, assessments, cleanup, removal, remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties and costs and expenses (including litigation costs and reasonable attorneys’ and experts’ fees and expenses).
“Make-up Deliveries” has the meaning given in Clause 12.1.
“Material Licenses and Authorizations” means those licenses and authorizations set out in Schedule 3.
“Maximum Storage Period” means one hundred and eighty (180) days, or, to the extent that a longer storage period is permitted under the applicable Brazilian tax exemption, suspension or deferral regime without resulting in the imposition of duties, taxes or other charges that would not otherwise be payable, three hundred and sixty-five (365) days; provided that, if the applicable tax exemption treatment is amended, revoked or otherwise modified during the Term so as to change the maximum period during which Products may be stored without adverse tax consequences, the Maximum Storage Period shall be adjusted accordingly.
“MineCo” means Serra Verde Pesquisa e Mineracao Ltda.
“Minimum Quality Requirement” has the meaning given in Clause 9.3(a).
“Minimum Stockpiling Fee” has the meaning given in Clause 11.8(b).
“MREC” means mixed rare earth carbonate.
“MREC Payable Products” means the Payable Products solely to the extent produced in the form of MREC.

“MREC Non-Payable Products” means the Non-Payable Products solely to the extent produced in the form of MREC.
“MREC Products” means REE Products in the form of MREC.
“MTSA” means the United States Maritime Transportation Security Act 2002.
“Net Payability Adjustment” has the meaning given in Clause 13.4.
“New Approved Lenders” has the meaning given in Schedule 7.
“New Approved Lenders Standstill Period” has the meaning given in Schedule 7.
“New Payable Elements Request” has the meaning given in Clause 6.3.
“New Payable Elements Request Period” has the meaning given in Clause 6.3.
“Nominated Vessel” has the meaning given in Clause 8.3(b)(ii).
“Non-Allied Nation” means (a) each Restricted Jurisdiction and (b) the People’s Republic of China.
“Non-Payable Elements” means, at the relevant time of determination, any rare earth elements that do not then constitute Payable Elements.
“Non-Payable Products” means any Non-Payable Elements produced at Seller’s Facility up to the Phase 1 capacity in the form of MREC, REO or in any other form (including compound, metal, or other derivative form).
“Noted Offtakers” means [***].
“Notice” has the meaning given in Clause 33.1.
“NPP Contract Termination Payment” has the meaning given in Clause 13.8(a)(i).
“Other Mineral Products” means any mineral commodities that are not REE Products that are produced from any part of Seller’s Mine, including but not limited to the Seller’s Facility (whether within or beyond the Phase 1 capacity), to the extent Buyer and Seller have agreed to the purchase and sale of any such mineral commodities under this Agreement in accordance with Clause 6.5.
“Offtake Purchase Price” has the meaning given in Clause 13.
“Outstanding Amount” has the meaning given in Clause 14.5.
“Party” or “Parties” has the meaning given in the Preamble.
“Payable Element” means (a) from and after the Effective Date and until expanded in accordance with Clause 6.3 (if applicable), Terbium, Dysprosium, Neodymium, and Praseodymium and (b) following expansion in accordance with Clause 6.3 (if applicable), (i) Terbium, Dysprosium, Neodymium, and Praseodymium and (ii) any Non-Payable Elements agreed by Seller and Buyer to constitute Payable Elements in accordance with Clause 6.3.
“Payable Products” means (a) as of the Effective Date and until Buyer has actually purchased and taken delivery of any Additional Products as contemplated by clause

(b)(ii) of this definition, Base Products and (b) to the extent that Buyer has actually purchased and taken delivery of any Additional Products under this Agreement in accordance with Clause 6.4, (i) the Base Products and (ii) such Additional Products that Buyer has actually purchased and taken delivery of in accordance with Clause 6.4, with the Seller’s obligation to deliver the full Phase 1 capacity as Base Products reduced solely by the quantity of Additional Products actually purchased and taken delivery of by Buyer.
“Permitted Buyer Assignee” has the meaning given in Clause 19.2.
“Permitted Change of Control” means (a) an Acceptable IPO or (b) a Permitted Transaction that results in a Change of Control; provided that in no case as part of any Acceptable IPO or Permitted Transaction (whether or not it constitutes a Change of Control) shall Seller, with actual knowledge thereof, issue stock, or engage in any other transaction, to the extent such issuance or transaction would result in any Person who is not a Permitted Person Beneficially Owning an excess of fourteen and nine-tenths percent (14.9%) of common stock or other voting securities (on a post-issuance basis), without the prior written consent of DoW (such consent, to the extent it relates to any Person or group who is not a Restricted Person, not to be unreasonably withheld, conditioned or delayed).
“Permitted Fundamental Event” has the meaning given in Schedule 8.
“Permitted Jurisdiction” means Australia, Canada, New Zealand, the United Kingdom, the Bailiwick of Guernsey, the United States, the British Virgin Islands and any other country that is an Aligned Nation.
“Permitted Offtake Designee” means (a) a United States Government Agency, or (b) a private party operating under an agreement with a U.S. Government Agency or designee of a United States Government Agency to purchase, stockpile, process, market, or dispose of products that are owned by the United States Government; provided that without the prior written consent of the Borrower (as such term is defined in the Loan Agreement), such private party may not be a Competitor.
“Permitted Person” means, other than for the purpose of Schedule 8, a Person (a) organized in and Beneficially Owned by nationals of a Permitted Jurisdiction; (b) who is a national of a Permitted Jurisdiction; or (c) who is an Existing Shareholder (or any of its successors or Affiliates, to the extent organized in a Permitted Jurisdiction), or any holder, fund or account managed or Controlled by an Existing Shareholder; provided that, any such Person is not a Restricted Person or otherwise subject to any Sanctions imposed by the United States Government.
“Permitted Transaction” means a transaction or series of transactions, including for the avoidance of doubt a merger, sale consolidation or other disposition transaction, in which any entity or entities Beneficially Own Equity Interests in Seller, Seller’s Mine and/or Seller’s Facility (to the extent applicable) and either (a) if any entity involved in such transaction or series or transactions will Beneficially Own directly or indirectly more than fifty percent (50%) of the Equity Interests in Seller, Seller’s Mine and/or Seller’s Facility (to the extent applicable), such entity is a United States entity or is majority

Beneficially Owned by United States entities and such transaction or series of transactions would not result in Restricted Persons Beneficially Owning any Equity Interests of Seller, Seller’s Mine and/or Seller’s Facility (to the extent applicable) or (b) a merger, sale, consolidation or other disposition transaction with a Noted Offtaker or Persons who have received funding support or commitments from the United States Government after January 20, 2025 for production, separation or other processing of rare earth elements in each case to the extent (i) such Noted Offtaker or other Person has implemented (or, in connection with the Permitted Transaction, agrees to implement) governance rights or protective provisions that are comparable to, or no less favorable to DoW in the aggregate than, those outlined on Schedule 8 hereto and (ii) such governance rights or protective provisions remain in effect following completion of the Permitted Transaction.
“Person” means any individual or an entity, including a corporation, limited liability company, partnership, trust, association, Governmental Authority or any other body with legal personality separate from its equity holders or members.
“Phase 1” has the meaning given in the definition of “Seller’s Facility”.
“Pre-COD Product” has the meaning given in Clause 4.3(a).
“Preliminary CoA” has the meaning given in Clause 9.2(a).
“Preliminary Delivery Notice” has the meaning given in Clause 7.3(a).
“Products” means (a) the Payable Products, (b) subject in all respects to the proviso in Clause 13.7, the MREC Non-Payable Products, (c) solely in the event that Seller elects not to retain title to any Non-Payable Products pursuant to Clause 13.8, such Non-Payable Products and (d) the Other Mineral Products.
“Provisional Invoice” has the meaning given in Clause 14.2(a)(i)(A).
“Provisional Payment Amount” has the meaning given in Clause 14.2(a)(i)(A).
“Quarter” means each calendar quarter commencing at 12:00 a.m. local time on the first day of January, April, July, and October and extending until 12:00 a.m. local time on the last day of the third succeeding calendar month, provided that the first Quarter shall be the period commencing on the Commercial Operations Date and ending at the close of the calendar quarter, and the last Quarter shall be the period commencing on the first day of the applicable calendar quarter and ending upon expiry or termination of this Agreement.
“Quarterly Delivery Schedule” has the meaning given in Clause 7.2(c).
“Quarterly Quantity” has the meaning given in Clause 7.2(a).
“Radionuclide Reduction Project” means any modifications to Seller's Facility which enable Seller to consistently produce, in each shipment of MREC Products radioactivity that is not in excess of 10 ppm uranium or 10 ppm thorium in quantities sufficient to supply Third Party Buyers with such lower radioactivity MREC Products to the extent any such Third Party Buyers require such lower radioactivity in MREC Products in order to take delivery thereof under Third Party Sales Contracts. Additionally, all Products

delivered under this Agreement shall have such low radioactivity so as to be below the threshold for classification as radioactive material for transport under IAEA SSR-6, and shall not be required to be classified or shipped as radioactive material.
“Radionuclide Reduction Project Commercial Operations Date” means the date on which the Independent Engineer determines that the Radionuclide Reduction Project has been completed, which such determination shall be made based on reasonable criteria consistent with the requirements for the Radionuclide Reduction Project set forth in the definition of thereof as agreed by Seller and the Independent Engineer prior to the date that Seller anticipates the Radionuclide Reduction Project will be completed.
“Realized Recovery Value” has the meaning given in Clause 13.4.
“Realized Separation Costs” has the meaning given in Clause 13.4.
“Receiving Party” has the meaning given in Clause 20.2.
“Recovery Yield” has the meaning given in Clause 13.4.
“Recovery Yield Savings” has the meaning given in 13.4.
“REE Products” means the Payable Products and the Non-Payable Products.
“Rejectable Product” has the meaning given in Clause 9.3(b).
“Rejected Expansion Product” has the meaning given in Clause 16.2.
“Relevant Enforcement Action” has the meaning given in Schedule 7.
“Relevant Non-Payable Products” has the meaning given in Clause 13.8.
“Remediation” means the remediation process described in Clause 26 with respect to the applicable Remediation Event.
“Remediation Events” has the meaning given in Clause 26.1.
“Remediation Notice” has the meaning given in Clause 26.1.
“Remediation Plan” has the meaning given in Clause 26.1.
“REO” means rare earth oxides.
“REO Payable Products” means the Payable Products to the extent produced and delivered in the form of REO.
“Reserved Quantity” has the meaning given in Clause 13.8(a)(ii).
“Restricted Jurisdiction” means a country, state, territory or region which is then subject to comprehensive Sanctions, provided, that as of the Effective Date, Restricted Jurisdictions include Cuba, Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic, Iran, North Korea, Sudan and The People’s Republic of China, unless otherwise agreed by the Parties.
“Restricted Person” means any Person that is, owned or controlled, directly or indirectly, by: (i) a Person then appearing upon the “Denied Persons List,” “Entity List,” or the “Unverified List” as maintained by the United States Department of Commerce;

(ii) a Person on the United States Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” the “Sectoral Sanctions Identifications List,” the “Non-SDN Chinese Military-Industrial Complex Companies List,” the “Foreign Sanctions Evaders List,” or any other similar Sanctions list maintained by a Governmental Authority of the United States, including Persons ordinarily resident in any Restricted Jurisdiction; (iii) a “foreign entity of concern” as defined by 15 U.S.C. § 4651(8) or 42 U.S.C. § 18741(a)(5) or a “foreign adversary” as defined by 15 CFR § 791; (iv) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of (a) any Restricted Jurisdiction; (b) The People’s Republic of China or (c) a country determined to be of risk in accordance with United States Department of Energy Order DOE O 486.1A(5)(d) (https://www.energy.gov/science/countries-risk); (v) a Person the Seller knows or reasonably suspects is acting or purporting to act, directly or indirectly, on behalf of, or a Person (wherever organized, in the case of an entity) owned or controlled by, any of the Persons listed in sub-clauses (i)-(iv) above; or (vi) a Person with whom dealings are expressly prohibited on account of any Sanctions of the United States, if the investment in such Person would knowingly cause the Seller to be in violation of such Sanctions.
“Review Period” has the meaning given in Clause 13.5(c)(i).
“Royalty Agreements” means (a) the Royalty Agreement entered into on October 21, 2021, by and among the Borrower (as such term is defined in the Loan Agreement), as initial grantor, SVIT, MineCo, SVRE Marketing, and the DE Entities (as such term is defined in the Loan Agreement), as guarantors, OMF CR (as such term is defined in the Loan Agreement), as royalty holder, and TMF Canada Inc., as collateral agent, as modified by a waiver agreement dated November 24, 2021, and as amended and restated on July 11, 2022, December 22, 2022, August 15, 2023, and October 18, 2024; and (b) the Royalty Agreement entered into on August 15, 2023, by and among the Borrower (as such term is defined in the Loan Agreement), as initial grantor, SVIT (as such term is defined in the Loan Agreement), MineCo, SVRE Marketing (as such term is defined in the Loan Agreement), and the DE Entities (as such term is defined in the Loan Agreement), as guarantors, OMF F (as such term is defined in the Loan Agreement), as royalty holder, and TMF Canada Inc., as collateral agent, as amended and restated on October 18, 2024.
“Royalty Holders” means OMF, CR (as such term is defined in the Loan Agreement) and OMF F (as such term is defined in the Loan Agreement).
“Sampling Lot” has the meaning given in Clause 9.3(g).
“Sanctions” means the economic, trade, or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced from time-to-time by the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State.
“Satisfaction Date” has the meaning given in Clause 2.2.
“Scheduled Loading Date” has the meaning given in Clause 8.3(b)(ix).

“Seller” has the meaning given in the Preamble.
"Seller Caused Failure to Take Quantity” has the meaning given in Clause 11.1.
“Seller Conditions” has the meaning given in Clause 2.3.
“Seller Default” has the meaning given in Clause 22.1(b).
“Seller Party” has the meaning given in Schedule 10.
“Seller Separation Facilities” means processing or separation facilities (whether located at Seller’s Mine or otherwise) for separating REOs (a) in which Seller or its Affiliate has any ownership interest and (b) of any entity providing separation services (i) in which Seller directly or indirectly owns any Equity Interest or (ii) with which Seller has directly or indirectly entered into any joint venture or other partnership or similar arrangement, in each case provided that that such separation facilities are not located in a Restricted Jurisdiction nor owned nor financed in any way whatsoever by a Restricted Person.
“Seller’s CoA” has the meaning given in Clause 9.3(e).
“Seller’s Facility” means, in each case solely to the extent necessary in connection with Phase 1, the processing facilities (including Seller Separation Facilities), equipment and machinery associated with Seller’s Mine (including the Radionuclide Reduction Project) located at the Site located in the State of Goiás in central Brazil with up to a maximum capacity of extracting and processing 13.2 million metric tons run of mine ore per annum (such capacity, up to the foregoing maximum capacity, “Phase 1”) and all land, surface rights, mining rights, mining license, license, technology, know-how and Material Licenses and Authorizations and other processing facilities (including Seller Separation Facilities) to the extent associated with and required or necessary to own and operate, and produce the Products from, Phase 1 of the Seller’s Mine. Notwithstanding any Expansion, Seller’s Facility and Phase 1 as defined in this Agreement shall not be considered amended or modified and shall retain the meaning assigned to such terms as of the Effective Date during the Term.
“Seller’s Mine” means the mine located at the Pela Ema deposit (the “Site”) located in the State of Goiás in central Brazil.
“Seller’s Sample” has the meaning given in Clause 9.2(c).
“Seller’s Surveyor” means the internationally accredited surveyor appointed by Seller, following consultation with Buyer.
“Seller-Third Party NPP Contract” has the meaning given in Clause 13.8(a)(i).
“Senior Financing” means the financing contemplated under the Loan Agreement and any other credit facility, bonds, debenture, notes or other similar instruments, the net proceeds of which are used to refinance the financing under the Loan Agreement.
“Separated Non-Payable Products” means all Non-Payable Products produced from subsequently separating and/or processing MREC Products or economically similar intermediate rare earth products (at any facility of Buyer or its Affiliate or any Third Party) that were initially sold to Buyer as Products hereunder.

“Separated Non-Payable Products Sharing Mechanism” has the meaning given in Clause 13.7(b).
“Separation Costs” has the meaning given in Clause 13.4.
“Separation Costs Savings” has the meaning given in Clause 13.4.
“Settlement Date” has the meaning given in Clause 14.2(b)(i).
“Shipment” means each quantity of Product shipped in a single ocean-going vessel pursuant to this Agreement.
“Site” has the meaning given in the definition of “Seller’s Mine”.
“SOFR” means the Secured Overnight Financing Rate with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day as published by the Federal Reserve Bank of New York, as the SOFR administrator (or a successor administrator) on the Federal Reserve Bank of New York’s website published on the immediately succeeding Business Day.
“Specified Period” has the meaning given in Schedule 8.
“Stockpiling Facility” has the meaning given in Clause 10.4.
“Stockpiling Location” means (a) the Bonded Warehouse, or (b) a Stockpiling Facility.
“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person.
“Supply Forecast Shortfall” has the meaning given in Clause 26.1.
“Term” has the meaning given in Clause 3.1.
“Third Party” means any Person other than a Party and each of their respective Affiliates.
“Third Party Buyer” means any subsequent purchaser of Products following the sale of such Products to Buyer under this Agreement other than (i) any Permitted Offtake Designee, and (ii) the provider of the Inventory Monetization Facility.
“Third Party Quantities” has the meaning given in Clause 5.1.
“Third Party Sale Period” has the meaning given in Clause 13.8.
“Third Party Sales Contract” means any agreement for the purchase of Products following the sale of such Products to Buyer under this Agreement entered into between Buyer and a Third Party Buyer or between a Third Party Buyer and any other Third Party.
“Total Payable Amount” has the meaning given in Clause 14.2(b)(i)(A).
“TREO” means total rare earth oxides.
“Umpire” has the meaning given in Clause 9.3(j).
“Umpire’s Sample” has the meaning given in Clause 9.2(c).
“Undercapitalization Event” has the meaning given in Schedule 4.

1.2Interpretation.
(a)In this Agreement, unless otherwise stated, or the context otherwise requires, a reference to:
(i)“Seller”, “Buyer”, “DoW”, “MineCo” or any other Person includes any of their successors and permitted assignees;
(ii)plural concepts shall include the singular and vice versa;
(iii)any document, excluding this Agreement, shall include any changes or amendments to that document and any replacement for it;
(iv)a Clause or a Schedule is a reference to a clause or a schedule to this Agreement;
(v)in the event of a conflict between the terms of any Clause of this Agreement and the terms of any Schedule hereto, the terms of the Clause shall control;
(vi)any law, statute, ordinance, order, decree, injunction, license, approval, rule or regulation shall include any changes to that law, statute, ordinance, order, decree, injunction, license, approval, rule or regulation and any replacement for them;
(vii)unless specifically provided otherwise, an obligation of a Person refers to any obligation that Person has under or in relation to this Agreement;
(viii)“hereunder”, “herein” and “hereof” refer to the provisions of this Agreement;
(ix)the word “or” when used in a list shall not indicate that the listed items are exclusive of each other; and
(x)“includes,” “including”, “include” or similar terms shall not be construed as limiting and shall mean “including, without limitation.”
(a)The Incoterms 2020 applicable to a sale of Product made under this Agreement apply to, and are incorporated in, this Agreement, provided that if there is a conflict between a provision of this Agreement and a provision of the Incoterms 2020, the provisions of this Agreement shall prevail.
(b)Whenever the masculine or neuter is used, it shall be interpreted as meaning the feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.
(c)All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with International Financial Reporting Standards, consistently applied.
(d)All sums payable under this Agreement are stated in Dollars and shall be paid in Dollars.

(e)To the extent necessary to give effect to this Agreement, all references to DoW shall be deemed references to the Department of Defense, as that executive department is referred to in 10 U.S.C. § 111.
(f)If any specified period of time ends on a day that is not a Business Day, such specified period of time shall be extended until the next day that is a Business Day.
1.3Swiss terms.
Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to an entity incorporated or established under Swiss law (such as the Seller), a reference to:
(a)a “trustee”, “receiver”, “custodian” or similar officer includes any of (i) “Sachwalter” appointed in accordance with the Swiss Code of Obligations as of 30 March 1911 (Schweizerisches Obligationenrecht), as amended and restated from time to time (“CO”), (ii) “Liquidator” appointed in accordance with the provisions of the CO, and (iii) “Konkursamt” or “Konkursverwaltung”, any “Liquidator” or “Sachwalter” or “Sanierungsbeauftragter” (including a supervisory authority acting in any such capacity) or any of their officials or employees or other officers appointed in accordance with the Swiss Debt Collection and Bankruptcy Act of 11 April 1889 (Bundesgesetz über Schuldbetreibung und Konkurs) as amended and restated from time to time;
(b)a “moratorium”, “reorganization”, “liquidation”, “bankruptcy” or “insolvency” includes, without limitation, a declaration of bankruptcy (Konkurseröffnung), liquidation (Liquidation), composition with creditors (Nachlassvertrag), moratorium (provisorische or definitive Nachlassstundung/Stundung/Notstundung) or protective measures (Schutzmassnahmen/sichernde Massnahmen); and
(c)a person being unable to pay its debts includes that person being in a state of inability to make payments (zahlungsunfähig) and being over-indebted (überschuldet).
2.EFFECTIVENESS
2.1Subject to Clause 2.2, this Agreement shall become effective on the Effective Date.
2.2Seller’s obligation to sell and deliver to Buyer, and Buyer’s obligation to purchase and take delivery at the Delivery Point of, or pay for if not taken, Pre-COD Product and the ACQ shall not take effect until the date that the following have been satisfied or waived (such date, the “Satisfaction Date”):
(a) (i) a Call Option Agreement in the form attached hereto as Schedule 10 (the “Call Option Agreement”) in respect of the entire equity interests of SVRE Holdings Ltd. has been entered into and (ii) any approvals, authorizations, and consents required by Seller and its Affiliates for the validity, effectiveness, and enforceability of the Call Option Agreement have been obtained;

(b)(i) DoW has provided or procured the DoW Financial Support described in Schedule 4, including the execution by DoW and Buyer of the contract(s) for the purchase by DoW of Products from Buyer described in Schedule 4 and (ii) evidence the foregoing clause (i) and Buyer’s compliance with Schedule 4 shall have been delivered to Seller and shall be satisfactory to Seller; and
(c)DoW confirms that it has received (i) the Loan Agreement, and (ii) evidence satisfactory to DoW (in its sole discretion) that Seller is not Beneficially Owned or Controlled by any Restricted Persons.
2.3Promptly upon satisfaction of the conditions set forth in Clauses 2.2(a) and 2.2(c), Buyer shall notify Seller and DoW thereof, and, upon satisfaction or waiver of the condition set forth in Clause 2.2(b), Seller shall notify Buyer and DoW thereof. The condition set out in Clause 2.2(b) (the “Buyer Condition”) is included for the benefit of Seller and may only be waived by Seller in Seller’s sole discretion. The conditions set out in Clauses 2.2(a) and 2.2(c) (the “Seller Conditions”) are included for the benefit of Buyer and may only be waived by Buyer in Buyer’s sole discretion. Each Party shall use its best efforts to procure that the conditions in Clause 2.2 are satisfied by April 30, 2026.
2.4If the Buyer Condition is not satisfied or waived by the applicable Party in accordance with Clause 2.3 by June 12, 2026, Seller may terminate this Agreement immediately upon notice to Buyer. If the Seller Conditions are not satisfied or waived by the applicable Party in accordance with Clause 2.3 by June 12, 2026, Buyer may terminate this Agreement immediately upon notice to Seller. Any such termination by Seller or Buyer shall be without liability to the other Party.
3.TERM; CERTAIN OBLIGATIONS OF THE PARTIES
3.1The term of this Agreement will commence on the Effective Date and continue until the earlier to occur of (i) the date that Seller has delivered to Buyer a quantity of Products in the aggregate equal to the quantity of Products produced from extracting and processing one hundred ninety-eight million (198,000,000) metric tons run of mine ore at Seller’s Facility and (ii) the date that is twenty (20) years after the Commercial Operations Date (the “Term”). Any additional extension to the Term may be negotiated in good faith between Seller and Buyer, provided that DoW has provided its consent to such extension.
3.2Seller shall provide written notice to Buyer:
(a)nine (9) calendar months prior to when Seller anticipates Seller’s Facility shall commence Commercial Operations;
(b)six (6) calendar months prior to when Seller anticipates Seller’s Facility shall commence Commercial Operations;
(c)three (3) calendar months prior to when Seller anticipates Seller’s Facility shall commence Commercial Operations;
(d)one (1) calendar month prior to when Seller anticipates Seller’s Facility shall commence Commercial Operations;

(e)five (5) Business Days prior to when Seller anticipates Seller’s Facility shall commence Commercial Operations; and
(f)on the date that Seller’s Facility commences Commercial Operations (such date certified by the Independent Engineer, the “Commercial Operations Date”).
3.3If the Commercial Operations Date of Seller’s Facility is not achieved by December 31, 2028, Buyer shall have the right to terminate this Agreement immediately by notice. Any such termination by Buyer shall be without liability to either Party.
3.4Schedule 6 sets forth certain indicative construction milestones for the Seller’s Facility (the “Construction Milestones”). If Seller does not achieve the Construction Milestones by the relevant dates therefor set forth on Schedule 6, Seller shall undertake Remediation upon delivery of a Remediation Notice following the occurrence of such Remediation Event. If the Independent Engineer determines based on the construction reports delivered by Seller or its Affiliate pursuant to the Loan Agreement that Seller cannot reasonably achieve (a) any Construction Milestone by the relevant date therefor set forth on Schedule 6 or (b) the Commercial Operations Date by December 31, 2028, Seller shall undertake Remediation upon delivery of a Remediation Notice following the occurrence of the applicable Remediation Event.
3.5If, at any time following the earlier to occur of (a) September 30, 2026 and (b) completion of detailed engineering for the Radionuclide Reduction Project, an Independent Engineer determines that Seller cannot reasonably achieve the Radionuclide Reduction Project Commercial Operations Date by December 31, 2028, Seller shall undertake Remediation upon delivery of a Remediation Notice following the occurrence of such Remediation Event.
3.6Following the Satisfaction Date and until the Commercial Operations Date, Seller shall deliver to Buyer, within fifteen (15) days after the end of each month, a Debottlenecking and Optimization Project Progress Report (as such term is defined in the Loan Agreement) setting forth in reasonable detail the progress of the Debottlenecking and Optimization Project during such period, including:
(a)in reasonable detail, the work carried out during such period;
(b)the stage of construction achieved by the end of such period and any delay in achieving that stage by comparison to the Construction Schedule (as such term is defined in the Loan Agreement);
(c)an updated estimate of the Commercial Operations Date (and, if such estimate differs from the estimated Commercial Operations Date as of the date of this Agreement, reasons for the difference);
(d)a description of any material disputes or proceedings (whether actual or threatened) relating to the Debottlenecking and Optimization Project during such reporting period;
(e)any suspension of work under any construction contract relating to the Debottlenecking and Optimization Project during such reporting period;

(f)any accidents, emergencies or other events or circumstances occurring during such reporting period which might have a material adverse impact on the Construction Schedule (as such term is defined in the Loan Agreement); provided that Seller shall notify Buyer immediately, and in no event later than twenty-four (24) hours, after Seller becomes aware of any accident of the type described in Part E of Schedule Y to the Loan Agreement;
(g)details of any changes made to the Construction Budget or the Construction Schedule (as each such term is defined in the Loan Agreement) in accordance with Section 8.03(b) of the Loan Agreement; and
(h)a comparison of the actually incurred Project Costs (as such term is defined in the Loan Agreement) and funding used to meet such Project Costs (as such term is defined in the Loan Agreement) against the projections of those items in the Construction Budget (as such term is defined in the Loan Agreement), over two (2) comparison periods: (i) the reporting period and (ii) the period from the start of construction to the end of the reporting period (and the reasons for any discrepancy between the actual and projected amounts).
3.7Seller shall terminate, or cease deliveries under, its existing offtake arrangements with Third Parties (“Existing Offtake Agreement”) upon the Effective Date. The Parties agree that Seller will bear the costs of terminating or failing to deliver product under such Existing Offtake Agreement.
3.8Buyer shall procure that DoW (a) subject to availability of appropriations, provides the DoW Financial Support as of the Satisfaction Date and (b) at all times throughout the remainder of Term following the Satisfaction Date, maintains the DoW Financial Support in accordance with Schedule 4, save that the DoW Financial Support for the purpose of this Clause 3.8 shall not include the Inventory Monetization Facility following termination or expiry of the Inventory Monetization Facility Agreement.
4.SALE AND PURCHASE
4.1Subject to the following sentence and Clause 4.2 and in accordance with the terms of this Agreement, commencing as of the Commercial Operations Date, Seller shall sell and deliver to Buyer, and Buyer shall purchase and take delivery at the Delivery Point of, or pay for if not taken, one hundred percent (100%) of the production of Products from Phase 1 at Seller’s Facility in each calendar year except for Products (a) that constitute Third Party Quantities, (b) provided to Third-Party laboratories or consultants by Seller or its Affiliates for testing, verification and process optimization of such Products, (c) used by Seller or Seller’s Affiliates or through designated Third Parties laboratories or consultants for testing, verification, development and optimization of a rare earth element separation process or (d) supplied to DFC as payment of interest under the Loan Agreement or other financing arrangement; provided that the aggregate quantity of Products described in clauses (a) through (c) shall not exceed in any calendar year the greater of (x) fifty (50) metric tons of total rare earth oxide and (y) one percent (1%) of total rare earth oxide produced from Phase 1 at Seller’s Facility (the “ACQ”). Seller’s obligation to deliver the ACQ shall be relieved and the ACQ shall be deemed adjusted downward in respect of Seller’s obligations hereunder in connection therewith to the extent of any portion of the ACQ that Seller is unable to deliver due to any circumstances or events set forth in clauses (a)-(c) of Clause 12.1. Buyer’s obligation to purchase and take delivery of the ACQ shall be relieved and the ACQ shall be deemed adjusted downward in respect of Buyer’s obligations hereunder in connection therewith to the extent of any portion of the ACQ that Buyer is unable to take delivery of or purchase due to a failure of Seller to deliver the Adjusted Quarterly Quantity under Clause 12.1.
4.2Seller’s obligation to deliver the ACQ set forth in Clause 4.1 is subject to the condition that Seller receives an additional one hundred million Dollars ($100,000,000.00) in funding on terms not materially worse than provided in Schedule 2.10 to the Loan Agreement (such funding, the “Accordion”). Except in the event that DFC, DoW, or any other United States Governmental Authority has offered the Accordion to Seller but Seller declines to accept the Accordion, if Seller does not receive the Accordion by May 21, 2026 (unless otherwise extended in accordance with the Loan Agreement), the ACQ will be reduced for all purposes of this Agreement from one hundred percent (100%) of Seller’s production of Products from Phase 1 at Seller’s Facility to seventy-five percent (75%) of Seller’s production of Products from Phase 1 at Seller’s Facility.
4.3Pre-COD Products.
(a)Except for (i) Third Party Quantities produced during the period prior to the Commercial Operations Date and (ii) Product produced during the period prior to the Commercial Operations Date (A) that Seller or its Affiliates uses or provides to potential Third-Party offtakers, Third-Party laboratories, consultants or other Third Parties for testing, verification and process optimization or for testing and development of a rare earth element separation or metallization process or (B) that is supplied to DFC as payment of interest under the Loan Agreement or other financing arrangement, provided that the aggregate quantity of Products described in clauses (i) and (ii) shall not exceed in any calendar year the greater of (x) fifty (50) metric tons of total rare earth oxide and (y) one percent (1%) of total rare earth oxide produced from Phase 1 at Seller’s Facility, Seller shall promptly notify Buyer in writing of any Product that is available for sale and produced during the period prior to the Commercial Operations Date (such Product notified by Seller to Buyer, the “Pre-COD Product”). Upon receipt of such notice, Buyer shall have an obligation to purchase all of the Pre-COD Product and to pay all amounts pursuant to Clause 13 required to be paid by Buyer to Seller in respect of Products purchased by Buyer hereunder, and otherwise in accordance with this Agreement.
(b)Seller shall not, without Buyer’s prior written consent, enter into any agreement or other arrangement to sell, transfer or otherwise dispose of any Pre-COD Product to any Third Party, except as otherwise permitted in accordance with this Agreement.

4.4On-sale of the Products.
(a)Buyer shall procure that each Third Party Buyer agrees in the relevant Third Party Sales Contract (i) that such Third Party Buyer shall not resell Products, and (ii) that such Third Party Buyer shall (A) use the relevant Products for processing, transformation, or manufacturing at facilities (I) owned by such Third Party Buyer or its Affiliates or (II) or contracted by such Third Party Buyer or its Affiliates for the processing, transformation or manufacturing of Products by a Third Party on behalf of such Third Party Buyer and (B) only maintain, stockpile or store Products in volumes and for such periods as are consistent with customary inventory levels in the industry or in the ordinary course of such Third Party Buyer’s business. Buyer shall (I) upon becoming aware of any breach by a Third Party Buyer of their obligations under the Third Party Sales Contract, reasonably enforce against such Third Party Buyers, and pursue remedies for the breach and (II) not resell Products on behalf of Third Party Buyers. Notwithstanding Clause 4.4(a)(i), the Parties acknowledge and agree that the restriction on resale shall not apply to (x) such Products resulting from the separation or processing of Products by or on behalf of a Third Party Buyer, and (y) the resale or transfer of Products to a Third Party processor pursuant to a tolling, separation or other similar processing arrangement.
(b)Buyer shall use commercially reasonable efforts to optimize the Floor Price Excess Index Price by using price indices for rare earth products that maximize the Floor Price Excess.
5.EXCLUSIVITY OF SUPPLY; CURTAILMENT
5.1If Buyer expressly declines to purchase: (a) any Non-Payable Products that are not MREC Non-Payable Products under Clause 6.3 or (b) Other Mineral Products under Clause 6.5 (such Products described in clauses (a)-(b) of this Clause 5.1, the “Third Party Quantities”), then, except as set forth in Clause 5.3, MineCo and Seller may sell and deliver to Third Parties any such Third Party Quantities.
5.2Subject to Clause 4, Clause 5.3 and Clause 13 of this Agreement, from the Effective Date, Seller shall not, without Buyer’s prior consent:
(a)except with respect to (i) any Third Party Quantities, (ii) any quantities described in clauses (b)-(c) of Clause 4.1 and clauses (i)-(ii) of Clause 4.3(a), (iii) any Additional Products that Buyer expressly declines to purchase under Clause 6.4, (iv) any Non-Payable Products that are not MREC Non-Payable Products that Buyer does not purchase as a result of Buyer electing not to exercise its right of first offer under Clause 6.4 and (v) any Non-Payable Products that Seller repurchases pursuant to Clause 13.7,
(i)permit MineCo to sell directly or indirectly lease, transfer, dividend, deliver or alienate any quantity of Products produced at the Seller’s Facility other than to Seller including, other than any Third Party Quantities and any quantities described in clauses (i)-(ii) of Clause 4.3(a), any quantity produced prior to the Commercial Operations Date;

(ii)sell directly or indirectly, lease, transfer, dividend, deliver, or alienate any quantity of Products produced at the Seller’s Facility other than to Buyer under this Agreement, including, other than any Third Party Quantities and any quantities described in clauses (i)-(ii) of Clause 4.3(a), any quantity produced prior to the Commercial Operations Date;
(b)curtail, interrupt, limit, otherwise reduce, suspend, discontinue or otherwise cease the volume of Products being produced at the Seller’s Facility in a manner that results in a Supply Forecast Shortfall; or
(c)notwithstanding clauses 5.2(a) and 5.2(b), sell directly or indirectly, lease, transfer, dividend, deliver, or alienate any quantity of Products produced at the Seller's Facility to any Person that Seller knew or should have known pursuant to its obligations under Clause 5.4 was a Restricted Person or to any Person that Seller knew or should have known pursuant to its obligations under Clause 5.4 was located in a Non-Allied Nation.
5.3Without prejudice to the foregoing, MineCo and Seller shall in no circumstances sell directly or indirectly, lease, transfer, dividend, deliver, or alienate to any Person that Seller knew or should have known pursuant to its obligations under Clause 5.4 was a Restricted Person or to any Person that Seller knew or should have known pursuant to its obligations under Clause 5.4 was located in a Non-Allied Nation (a) any Product or (b) mineral commodity which is not Product.
5.4Seller shall include in any agreement that Seller or MineCo enters with Third Parties for the sale of Products (including, for the avoidance of doubt, any Seller-Third Party NPP Contract entered into pursuant to Clause 13.8) that (a) such Third Party is prohibited from selling or delivering such Products in any form to any Person that is a Restricted Person or located in a Non-Allied Nation and (b) Seller or MineCo (as applicable) shall have the right to terminate such agreement in the event that Seller is aware that such Third Party is in breach of its obligation described in subclause (a) of this Clause 5.4. Seller or MineCo (as applicable) shall terminate any such agreement with such Third Party in the event that such Third Party is in breach of its obligation described in subclause (a) of this Clause 5.4. Seller shall conduct due diligence on an ongoing basis with respect to any Third Party that Seller of MineCo enters or intends to enter into agreements with for the sale of Products (including verification of ownership, control, jurisdiction and onwards supply chain (including end-use)), to confirm that such Third Party is not a Restricted Person or located in a Non-Allied Nation and that such Third Party does not intend to sell or deliver, directly or indirectly, the Products in any form to any Person that is a Restricted Person or that is located in a Non-Allied Nation. All due diligence conducted pursuant to this clause 5.4 shall be performed in accordance with Good Industry Practice and applicable Sanctions. Seller shall notify Buyer promptly of any breach by a Third Party of its obligations under any agreement to which this Clause 5.4 applies.

6.OPTION TO DELIVER RARE EARTH OXIDES, NON-PAYABLE PRODUCTS, ADDITIONAL PRODUCTS AND OTHER MINERAL PRODUCTS
6.1As of the Effective Date, the Products to be sold and delivered by Seller to Buyer pursuant to this Agreement shall be in the form of MREC. Seller may (without any obligation to do so) at any time and from time to time after the Effective Date, upon notification to Buyer, and, subject to the windowing mechanism set forth in the final sentence of this Clause 6.1 for notification of the anticipated commercial operation of the applicable Seller Separation Facilities, supply some or all of the Products in the form of REO (instead of MREC) to Buyer at the Offtake Purchase Price, provided that (i) such REO has been processed at Seller Separation Facilities and (ii) when Products other than MREC Products are delivered by Seller to Buyer under this Agreement, the volumes of such Products that are not MREC Products delivered to Buyer shall be adjusted for reasonable recovery yields inherent to producing such Products that are not MREC Products (e.g., if REO Products are delivered, a ninety-five (95%) recovery yield to the Nd+Pr oxides previously contained in MREC). The delivery terms of REOs that Seller elects to supply under this Agreement shall adhere to market standards and specifications. Seller shall provide written notice to Buyer: (a) if any Seller Separation Facilities are Seller Separation Facilities upon commencement of construction, reasonably promptly upon commencement of construction of any such Seller Separation Facilities; (b) if any Seller Separation Facilities are Seller Separation Facilities twelve (12) months prior to anticipated commencement of deliveries therefrom, twelve (12) calendar months prior to when Seller anticipates the applicable Seller Separation Facilities shall commence deliveries; (c) if any Seller Separation Facilities are Seller Separation Facilities six (6) months prior to anticipated commencement of deliveries therefrom, six (6) calendar months prior to when Seller anticipates the applicable Seller Separation Facilities shall commence deliveries; (d) three (3) calendar months prior to when Seller anticipates the applicable Seller Separation Facilities shall commence separation of Products; (e) one (1) calendar month prior to when Seller anticipates the applicable Seller Separation Facilities shall commence separation of Products; (f) upon the completion of construction of the applicable Seller Separation Facilities (the “Separation Facilities Completion Notice”). Within thirty (30) days following the date of the Separation Facilities Completion Notice in respect of the applicable Seller Separation Facilities (the “REO Transition Date”), REOs produced at such Seller Separation Facilities shall become part of the Products for all purposes of this Agreement. In the event that Seller elects to supply REOs pursuant to this Clause 6.1 in respect of less than one hundred percent (100%) of the Base Products, Buyer shall have the option, exercisable by written notice to Seller within ninety (90) days of receipt of the Separation Facilities Completion Notice, to elect to continue to purchase any or all of the remaining Base Products that Seller does not elect to supply as REOs in the form of MREC on the purchase terms then in effect under this Agreement. For the avoidance of doubt, where Seller elects to further process any Residual MREC (as defined in Clause 6.2) into individual rare earth oxides at Seller Separation Facilities, Seller shall be obligated to offer such individual rare earth oxides to Buyer for sale and delivery hereunder, and Buyer shall have the option (but not the obligation), exercisable by written notice to

Seller within ninety (90) days of Seller notifying Buyer that such individual rare earth oxides are available for delivery, to elect to purchase such individual rare earth oxides. If Buyer exercises such option, the pricing mechanics set forth in Clause 6.3 shall apply automatically, mutatis mutandis, to such individual rare earth oxides derived from such Residual MREC, without the need for any further negotiation or agreement between the Parties.
6.2Subject to, and without prejudice to, Clause 6.1 above (including Buyer's right to purchase individual rare earth oxides derived from Residual MREC pursuant to such Clause), to the extent Seller supplies REO Payable Products pursuant to Clause 6.1, Seller shall also make available to Buyer, concurrently or as soon as reasonably practicable thereafter, the residual material remaining following the extraction or separation of such Payable Products, in the form of MREC or an economically equivalent intermediate product (the “Residual MREC”), which shall include all Non-Payable Elements contained in the original MREC feedstock used for the purpose of extracting the relevant REO Payable Products. Buyer shall have the right (but not the obligation), exercisable by written notice to Seller within sixty (60) days of Seller notifying Buyer that the applicable Residual MREC is available for delivery (a “Residual MREC Election Notice”), to elect to take delivery of such Residual MREC. If Buyer delivers a Residual MREC Election Notice, Seller shall deliver the applicable Residual MREC to Buyer in accordance with the delivery terms of this Agreement, and such Residual MREC shall be deemed to be a Product for all purposes of this Agreement. The purchase price payable by Buyer for any Residual MREC in respect of which Buyer has delivered a Residual MREC Election Notice (the “Residual MREC Purchase Price”) shall be calculated in accordance with Clause 13.1, applied to Yttrium (Y) contained in such Residual MREC, save that: (a) the Floor Price Excess Index Price for Yttrium oxide for the calendar month preceding the month of invoicing shall be the Applicable Reference Price per oxide-equivalent kilogram for such element for the calendar month preceding the month of invoicing; (b) the actual separation costs per oxide-equivalent kilogram of Yttrium oxide attributable to separating Yttrium from such Residual MREC shall be used in lieu of the Separation Costs (as defined in Clause 13.4); (c) the Recovery Yield shall be the actual recovery yield achieved in separating Yttrium from such Residual MREC expressed as a percentage of the oxide-equivalent quantity of Yttrium contained in such Residual MREC; and (d) for the avoidance of doubt, no Floor Price Excess shall be payable in respect of Residual MREC under Clause 13.5, and no Floor Price Escalation under Clause 13.6 shall apply to the Residual MREC Purchase Price.
6.3Following the Effective Date, Seller shall notify Buyer promptly after it (i) obtains the capability of producing Products in a form other than MREC or (ii) intends to offer an expansion of the definition of Payable Elements. Seller shall be obligated to offer to Buyer an expansion of the Payable Elements (and the definition thereof will be deemed modified consistent therewith) to add any then-current Non-Payable Elements to the Payable Elements if, and only to the extent that supply of such Non-Payable Element under this Agreement is requested in writing by Buyer for sale and delivery as a Payable Product hereunder (a “New Payable Elements Request”). Buyer shall have the option (but not the obligation), exercisable by delivery of a New Payable Elements Request within ninety (90) days of receipt of Seller's notification under this Clause 6.3 (the “New Payable Elements Request Period”), to elect to purchase such Non-Payable Elements as Payable Products. Upon receipt of the New Payable Elements Request by Seller, the definition of Payable Products will be deemed amended automatically to include such new additional Payable Product without the need for any further negotiation or agreement between the Parties. Any Non-Payable Element contained in MREC Products or Residual MREC that becomes a Payable Element pursuant to this Clause 6.3 shall, upon such conversion, be priced in accordance with the pricing mechanics applicable to Payable Products under Clause 13; save that (a) the Floor Price Excess Index Price for the calendar month preceding the month of invoicing shall be Applicable Reference Price per oxide-equivalent kilogram for the applicable Non-Payable Element for the calendar month preceding the month of invoicing, (b) the actual separation costs per oxide-equivalent kilogram of the applicable Non-Payable Element attributable to separating such Non-Payable Element shall be used in lieu of the Separation Costs (as defined in Clause 13.4), (c) the Recovery Yield shall be the actual recovery yield achieved by Buyer or third parties separating the applicable Non-Payable Element, expressed as a percentage of the oxide-equivalent quantity of such Non-Payable Element contained in such Products, and (d) for the avoidance of doubt, no Floor Price shall apply in respect of any Non-Payable Element that becomes a Payable Element pursuant to this Clause 6.2, no Floor Price Excess shall be payable in respect of such element under Clause 13.5 and no Floor Price Escalation under Clause 13.6 shall apply to the pricing of such element. Seller shall not be obligated to commit to supply any such requested Non-Payable Elements that Seller cannot, as reasonably determined by Seller, recover, process or make available.
6.4If, after the Effective Date, Seller makes Additional Products available (including in the form of metals, alloys or magnets) Seller shall be obligated to notify Buyer of the same and to offer such Additional Products to Buyer for sale and delivery hereunder. Buyer shall have the option (but not the obligation), exercisable by written notice to Seller within ninety (90) days of receipt of Seller's notification under this Clause 6.4, to elect to purchase such Additional Products. If Buyer exercises such option, Seller shall sell and deliver such Additional Products to Buyer on terms reflecting the economic intent of the pricing mechanics set forth in Clause 13 (including the Floor Prices, Separation Costs, Recovery Yields and Floor Price Excess), which terms shall apply automatically without the need for any further negotiation or agreement between the Parties.
6.5In addition, if, after the Effective Date, Seller or any of its Affiliates makes available or is capable of making available, Other Mineral Products, Seller shall notify Buyer and Buyer shall have the option (but not the obligation), exercisable by written notice to Seller within ninety (90) days of receipt of Seller's notification under this Clause 6.5, to elect to purchase such Other Mineral Products. If Buyer exercises such option, Seller shall sell and deliver such Other Mineral Products to Buyer on terms reflecting the economic intent of the pricing mechanics set forth in Clause 13, which terms shall apply automatically without the need for any further negotiation or agreement between the Parties.

6.6From the Effective Date and at all times during the Term, Seller covenants for itself and on behalf of its Affiliates, that Seller shall not, and shall procure that its Affiliates, shall not: (a) locate, establish, operate or maintain any Seller Separation Facilities in any Non-Allied Nation; or (b) permit any Restricted Person to own (in whole or in part), operate, manage, Control, finance or otherwise be involved (whether directly or indirectly) in any Seller Separation Facilities. If Seller becomes aware of a breach or potential breach of this Clause 6.6, Seller shall promptly notify Buyer in writing, providing reasonable details thereof and immediately terminate any and all arrangements in respect of such Seller Separation Facilities and cease the processing of Products in such Seller Separation Facilities. This Clause 6.6 shall apply to all Seller Separation Facilities, whether existing as of the Effective Date or established or acquired thereafter.
7.ANNUAL QUANTITIES AND SCHEDULING
7.1Initial Base Case Supply Period Forecast.
The Parties acknowledge that the current indicative, non-binding forecast of the Products to be supplied under this Agreement during the period commencing from the anticipated Commercial Operations Date and ending on April 30, 2032 (“Initial Base Case Supply Period”) is as set out in Schedule 9, with each such Quarterly forecast therein being a “Base Case Quarterly Forecast”. Sixty (60) days (i) prior to the end of the Initial Base Case Supply Period and (ii) prior to the end of each subsequent sixty (60) month period following the end of the Initial Base Case Supply Period (each, an “Additional Base Case Supply Period”), Seller shall provide to Buyer an indicative, non-binding forecast of the ACQ (or prorated portion thereof with respect to any partial calendar years) to be supplied under this Agreement during the applicable Additional Base Case Supply Period setting forth the applicable Base Case Quarterly Forecast. Where the second sentence of this Clause 7.1 applies, Seller shall (a) prepare and provide the Base Case Quarterly Forecast in good faith and in accordance with Good Industry Practice and (b) provide Buyer in advance with the proposed forecast for review and comment, and act in good faith and reasonably in considering Buyer’s comments for incorporation, provided that, for the avoidance of doubt, Seller shall be entitled to adjust the Base Case Quarterly Forecast in a manner proportionate to, and to the extent required to give effect to, (i) any adjustment to the ACQ pursuant to Clause 4 and (ii) any quantities of Products not included in the ACQ pursuant to clauses (a)-(c) of Clause 4.1.
7.2Quarterly Quantity and Delivery Scheduling.
Notwithstanding the Base Case Quarterly Forecast, at least thirty (30) days prior to the start of each Quarter during the Term, Seller shall, following consultation with Buyer, provide Buyer in writing:
(a)a forecast of the total quantities of Products expected to be produced by Seller and available for sale and delivery by Seller to Buyer during such Quarter (or the total quantities of Products that Seller would expect to be produced notwithstanding any Failure to Take Quantity) (the “Quarterly Quantity”);
(b)an indicative, non-binding forecast of the total quantities of Products expected to be produced by Seller and available for sale and delivery by Seller to Buyer during each of the three (3) Quarters immediately succeeding the Quarter with respect to which Seller provided the Quarterly Quantity; and
(c)without prejudice to Clause 8.5(g), an indicative delivery schedule for the Quarterly Quantity (the “Quarterly Delivery Schedule”), which shall include:
(i)the number of Shipments and quantity of each type of Product proposed to be delivered for each Shipment for such Quarter;
(ii)the quality of Products expected for each Shipment; and
(iii)the proposed Shipment schedule for such Quarter.
(d)By written notice to Buyer no later than thirty (30) days prior to the start of each calendar month within the applicable Quarter, Seller shall have the right to adjust the portion of each Quarterly Quantity allocable to such calendar month by an amount equal to thirty percent (30%) of the portion of each Quarterly Quantity allocable to such calendar month (the Quarterly Quantity, as may be adjusted pursuant to this sentence, the “Adjusted Quarterly Quantity”) and revise the applicable portion of the Quarterly Delivery Schedule accordingly.
7.3Delivery Notice.
(a)Based on the Adjusted Quarterly Quantity and the Quarterly Delivery Schedule (in each case as revised in accordance with Clause 7.2(b), where applicable), Seller shall provide Buyer with: (A) a preliminary written notice no less than sixty (60) days before each calendar month setting forth the scheduled delivery date for each Shipment under the Quarterly Delivery Schedule with respect to such calendar month (the “Preliminary Delivery Notice”), specifying (1) a ten (10) day window during which delivery of each such Shipment to the Delivery Point is expected to occur, (2) the estimated quantity of Product to be delivered for each such Shipment and (3) the estimated numbers of one-tonne big bags (or other units, as applicable) to be dispatched; and (B) an updated written notice no less than thirty (30) days before such calendar month setting forth the scheduled delivery date for each such Shipment in such calendar month (the “Delivery Notice”), which shall specify:
(i)the five (5) day window (which shall fall within the ten (10) day window specified in the Preliminary Delivery Notice) during which delivery of the Shipment to the Delivery Point shall occur (the “Delivery Window”);
(ii)the quantity of Product to be delivered for the Shipment;
(iii)numbers of one-tonne big bags (or other units, as applicable, if Products in any form other than MREC are delivered) to be dispatched to the Bonded Warehouse for container preparation and delivery of the applicable Shipment; and
(iv)the Preliminary CoA for the Product in the applicable Shipment,

The Parties shall cooperate in good faith to amend or adjust the time periods for the delivery of the Preliminary Delivery Notice and the Delivery Notice set forth in this Clause 7.3(a) as may be reasonably necessary to optimize the logistics of delivery.
(b)Within three (3) Business Days of receipt of a Delivery Notice, Buyer may request adjustments to the specified quantity of Product for the Shipment or to the Delivery Window, in each case as set out under the Delivery Notice. Seller shall consider such requests in good faith in deciding whether to accommodate the requested adjustments; provided, however,
(i)any request to adjust the specified quantity of Product scheduled for the Shipment shall be limited to five percent (5%) of the quantities scheduled for delivery in the Shipment in the Delivery Notice;
(ii)Seller shall be entitled to refuse to accommodate any requested adjustments to the extent it considers such adjustments not operationally feasible or efficient in accordance with Good Industry Practice; and
(iii)any increase in the costs and expenses resulting from the adjustments accommodated by Seller pursuant to this Clause 0 shall be borne by Buyer.
(c)Subject to Clause 7.3(a) and Clause 0, the total quantity of Product scheduled under the Delivery Notices for all Shipments within a Quarter shall equal the corresponding Adjusted Quarterly Quantity.
8.DELIVERY, TITLE AND RISK OF LOSS
8.1Delivery. Seller shall, at its own cost and expense as part of the Offtake Purchase Price, deliver the applicable Products to Buyer at the Delivery Point on the basis of FOB; provided that any proposed modifications to the Delivery Point or the delivery terms shall require a review and adjustment of the Offtake Purchase Price to reflect additional costs, expenses and responsibilities so incurred by Seller.
8.2FOB. Subject to Clause 10, all Products shall be delivered by Seller to Buyer FOB at the Default Delivery Point or another Brazilian port agreed by Seller and Buyer in writing (the “Delivery Point”); provided that Buyer may, by written notice to Seller as promptly as logistically possible, elect that the Delivery Point for such Shipment be in the Bonded Warehouse. Where Buyer makes such an election (i) title to such Products shall pass from Seller to Buyer in the Bonded Warehouse pursuant to Clause 8.5(d), and (ii) any properly incurred, direct, documented and reasonable storage costs and expenses incurred at the Bonded Warehouse from and after such title transfer shall be for Buyer's account, payable within fifteen (15) days following receipt of Seller's invoice(s) evidencing the same on no less than ninety (90) days' prior notice to Buyer, or on the basis of such other delivery terms as the Parties may mutually agree in writing sufficiently in advance of applicable Shipments.
8.3Vessel Nomination Procedure; Loading Notification.

(a)Buyer shall arrange and pay for ocean transportation from the Delivery Point to the Discharge Point for the total quantity of Product sold hereunder. Buyer shall nominate and provide vessels that are suitable for the Delivery Point and ocean transportation, and that comply with all relevant requirements set out in this Agreement.
(b)In accordance with the requirements under the Delivery Notice, Buyer shall, within three (3) Business Days of receipt of the Delivery Notice, provide Seller with a written notice (the “Loading Notification”) setting out, for each Shipment, full details of:
(i)notification and consignee details, and other requirements for the issuing of the Bill of Lading;
(ii)the vessel Buyer nominates to take delivery of the relevant Product (each, a “Nominated Vessel”);
(iii)the booking number for the Nominated Vessel;
(iv)the warehouse for collection of empty containers and terminal for delivery of full containers;
(v)CO₂ consumption and age of the Nominated Vessel;
(vi)applicable demurrage rate in accordance with the carrier’s applicable tariff;
(vii)the Freight applicable to the Nominated Vessel;
(viii)the list of local charges with the shipping company for the Nominated Vessel; and
(ix)the date upon which the Nominated Vessel is scheduled to arrive at the Delivery Point to take delivery of the relevant Shipment (each a “Scheduled Loading Date”).
(x)The Parties shall cooperate in good faith to amend or adjust the time period for the delivery of the Loading Notification set forth in this Clause 8.3(b) as may be reasonably necessary to optimize the logistics of delivery.
(c)Buyer shall coordinate the Scheduled Loading Date and ensure that the Nominated Vessel will take delivery of the relevant Shipment within the Delivery Window.
(d)Buyer shall have the right to substitute a Nominated Vessel, provided that the substituting vessel meets the loading restrictions and vessel requirements previously notified in writing by Seller to Buyer and such substitution does not result in any increased costs to Seller or a delay to the Scheduled Loading Date. Seller (acting reasonably) shall confirm acceptance of any nominated substitute vessel within forty-eight (48) hours of such nomination by Buyer.
8.4Additional Requirements.

(a)Buyer may not nominate or use a vessel if the shipping company or the owner of the vessel is subject to Sanctions.
(b)Each Nominated Vessel shall be suitable for the Delivery Point and comply with the loading and/or shipping regulations and requirements of the Delivery Point.
(c)The free time detention at the Delivery Point is up to fourteen (14) calendar days. The free time storage at the Delivery Point is up to ten (10) calendar days.
(d)Seller shall not be responsible for any costs, delays, or damages arising from the Delivery Point’s failure to provide access to the containers or loading facilities on time. Any time lost due to such delays shall be deemed a Force Majeure Event relieving Seller of its delivery obligation to the extent of the delay. Timely coordination and provision of necessary information by Buyer are essential to avoid delays. Seller and Buyer shall comply with applicable port and vessel security regulations, including the ISPS Code and, if applicable, MTSA. Compliance with these regulations shall not affect the delivery obligations or container free time/demurrage. Any costs associated with any delays, and any retention or demurrage in connection therewith, caused by the loading port, loading terminal or Nominated Vessel following delivery of Product at the Delivery Point shall be for Buyer’s account (save where such costs are directly attributable to the Seller’s actions).
(e)Buyer shall be solely responsible for, and shall indemnify and hold Seller harmless against, any and all Losses, damages, or liabilities arising from the operation of the Nominated Vessel or actions of its crew, including but not limited to damage to the equipment, or facilities at the Delivery Point or any other Seller-owned premises, harm to Seller’s personnel, environmental damage, or injury to Third Parties caused by the Nominated Vessel or its crew.
8.5Title and Risk of Loss.
(a)Seller shall deliver, and Buyer shall take delivery of, each Shipment on the basis of FOB.
(b)Buyer shall be liable for all demurrage, unloading and other costs incurred by Seller at the Discharge Point, if any. Any costs incurred due to an error or fault of a Party shall be borne by such Party.
(c)Subject to Clause 10.4, risk of loss, damage, destruction or injury caused to or by Product passes from Seller to Buyer at the Delivery Point.
(d)Unless otherwise explicitly specified in this Agreement (including Clause 10.4), title to each Shipment shall pass to Buyer at the Delivery Point, subject to payment in full by Buyer of the Provisional Payment Amount for such Shipment.
(e)Seller shall be responsible for preparing all customs documentation required by any Governmental Authority to clear the Product for export from Brazil. Buyer shall take all reasonable actions to facilitate and support Seller in obtaining customs clearance of Shipments for export from Brazil.

(f)Buyer shall be responsible for all customs documentation and taxes required by any Governmental Authority to clear the Product for import at or from the Discharge Point. Seller shall take all reasonable actions to facilitate and support Buyer in obtaining customs clearance of Product for import at or from the Discharge Point.
(g)Seller shall promptly notify Buyer if it becomes aware that, in respect of any Shipment, it may be unable to deliver all or part of the scheduled quantity for that Shipment in accordance with the Delivery Notice except to the extent directly resulting from the actions of Buyer (including the delivery by Buyer of any notice described in the proviso of Clause 8.2). Seller will reimburse Buyer for any properly incurred, direct, documented and reasonable costs of Buyer resulting directly from Seller’s inability to deliver all or part of the scheduled quantity for such Shipment in accordance with the Delivery Notice. Buyer shall have an obligation to mitigate any such costs of Buyer resulting from Seller’s inability to deliver all or part of the scheduled quantity for such Shipment in accordance with the Delivery Notice.
(h)The Parties shall use commercially reasonable endeavors to reschedule any Shipment in respect of which Seller notifies Buyer that it may be unable to deliver in accordance with the Delivery Notice.
8.6Packaging and Labelling. Seller shall be responsible for packing, marking, labelling, loading, storing and protecting the Products in accordance with Good Industry Practice.
8.7Schedule 1 sets forth a non-binding projection of production and Product composition, as such projection may be updated from time to time. Seller warrants that upon delivery at the Delivery Point, the Products shall:
(a)conform to the Minimum Quality Requirement, subject to Clause 9.3;
(b)conform to the requirements of Clause 8.6;
(c)be free and clear of all liens and encumbrances; and
(d)comply with all applicable laws.
8.8Notwithstanding anything to the contrary, Seller shall have no obligation to deliver any Products until payment has been made by Buyer in accordance with Clause 14.2(a)(ii), and such non-delivery of Products by Seller shall be considered a failure to take delivery of Products by Buyer, and the terms of Clause 11 shall apply.
9.WEIGHT DETERMINATION AND QUALITY CERTIFICATION
9.1Weight Determination.
(a)For each Shipment, Seller shall, at its own cost and expense, arrange for Seller’s Surveyor to determine the weight of the quantity of Products to be loaded onto the relevant vessel at the Bonded Warehouse, in accordance with the provisions below and applicable customary industry practices.

(b)Buyer shall have the right, subject to approval by Seller (such approval not to be unreasonably withheld or delayed), to appoint at its own cost and expense, representative(s) to observe the procedures for weight determination.
(c)Following the stuffing of the containers for an applicable Shipment, each full container shall be weighed on the scale at the Bonded Warehouse. The gross weight of the full container shall be the weight recorded at the time of weighing and, where applicable, indicated on the container door. For the purpose of calculating the net weight of the Product (including, without limitation, for the calculation of the amounts owed by Buyer in respect of such Product pursuant to Clause 13), the tare weight of the empty container, together with the weight of the big bags and pallets, shall be deducted from the gross weight of the full container. For the determination of the weight of the big bags and pallets, a typical weight provided by Seller, based on its experience and given in good faith, shall be used.
(d)The weight so determined in accordance with Clauses 9.1(a), 9.1(b) and 9.1(c) shall be the basis for the Bill of Lading and for the certificate of weight to be issued by the Seller’s Surveyor with respect to the applicable Shipment (the “Delivery Point Certificate of Weight”).
(e)The results from the Delivery Point Certificate of Weight, absent manifest error or fraud, shall be final and binding on the Parties as to the gross weight of the loaded containers and the net weight of the Product contained in the relevant Shipment.
(f)Seller (or its Affiliate) shall provide a packing list for each Shipment. The transfer shall be coordinated based on the Scheduled Loading Date of the Nominated Vessel.
9.2Sampling and Preliminary Quality Analysis.
(a)Concurrently with preparing the bags of Product for the applicable Shipment to be delivered, Seller shall complete preliminary analysis of the quality of the Product. Seller shall also issue a certificate of analysis of the Product contained in the Shipment (the “Preliminary CoA”).
(b)Prior to dispatching a Shipment for delivery, and in accordance with the Sampling and Analysis Procedures in Schedule 5, Seller shall take 500g representative samples from each big bag of Product within a Shipment.
(c)The 500g sample taken by Seller shall be divided into three portions: (i) 200g for Seller (the “Seller’s Sample”), (ii) 200g for Buyer (the “Buyer’s Sample”) and (iii) 100g retained by Seller for analysis by the Umpire if required (the “Umpire’s Sample”). Seller shall promptly courier all Buyer’s Samples, taken from all big bags contained in the relevant Shipment (unless otherwise agreed by Seller and Buyer), to Buyer (or a lab or other Third Party appointed by Buyer). Seller shall be required to retain the Seller’s Sample until payment of the Final Invoice pursuant to Clause 14.2(b)(i)(D).

(d)The specifications of a Shipment shown in the Preliminary CoA shall be the simple/arithmetic average of the values assessed from the samples from all big bags contained in that Shipment (bags shall all have approximately the same weight).
9.3Minimum Quality Requirement and Quality Determination.
(a)Subject to the remainder of this Clause 9.3, Seller may only deliver Shipments in which Products meet or exceed the minimum quality requirement, defined as (TREO / TREO + Non-REO Elements) equal to at least 50%, measured after calcination, based on results from Preliminary CoA (the “Minimum Quality Requirement”). With respect to any Products that are not Base Products and that Buyer and Seller have agreed following the Effective Date to purchase and sell under this Agreement in accordance with Clause 6 or Clause 13.8, Seller shall only deliver Shipments that meet or exceed the relevant minimum quality requirements agreed with respect to such Products, and the definition of “Minimum Quality Requirement” shall be deemed amended for all purposes of this Agreement to incorporate the minimum quality requirements agreed with respect to such Products.
(b)If the Product in a Shipment fails to meet the Minimum Quality Requirements (the “Rejectable Product”) but Seller still intends to deliver the Shipment, Buyer shall have the right to reject such quantities of Rejectable Product by written notice to Seller prior to delivery to the Delivery Point, or to request good faith negotiation of price adjustments with respect to such Rejectable Product.
(c)In the absence of Buyer’s written rejection pursuant to Clause 9.3(b), if the Shipment containing Rejectable Product is proposed for delivery or has been delivered and the Parties have agreed to price adjustment terms no later than three (3) days from the delivery or the Scheduled Loading Date, as applicable, such quantities of Rejectable Product in the applicable Shipment shall for all purposes of this Agreement be deemed to fully satisfy Seller’s delivery obligations with respect to the Adjusted Quarterly Quantity and the ACQ. In such case, Buyer shall have no further claim or remedies arising from the quality of such Product, except as provided under Clause 9.3(i). If the Parties fail to agree on mutually acceptable price adjustment terms within three (3) days from the delivery or the Scheduled Loading Date, as applicable, such quantities of Rejectable Product shall be deemed to have been rejected by Buyer.
(d)Where Buyer rejects or is deemed to have rejected a quantity of Rejectable Product in accordance with Clause 9.3(b) or Clause 9.3(c), Seller shall retrieve the Shipment or dispose of it at its own expense and risk, and the relevant quantity of Product shall be treated as a failure to deliver Products by Seller under Clause 12.
(e)For the purpose of finally determining the quality of the Product in the Shipment, Buyer and Seller shall promptly arrange and conduct quality analysis of their respective Buyer’s Samples and Seller’s Samples, pursuant to the Sampling and

Analysis Procedures in Schedule 5. No later than the Shipment’s arrival at the Discharge Point or the stockpiling of the applicable Products at the Stockpiling Location, Buyer shall issue a certificate of analysis based on Buyer’s analysis (the “Buyer’s CoA”), and Seller shall issue a certificate of analysis based on Seller’s analysis (the “Seller’s CoA”).
(f)Both Parties shall exchange the results from their respective certificate of analysis as encrypted PDFs via email on the same Business Day, which shall be within ten (10) days of Buyer’s Samples arriving to Buyer, or a Third-Party lab appointed by Buyer, as applicable.
(g)If the difference between Buyer’s and Seller’s results on each composite sample (the arithmetic average of the results from the samples taken from all big bags within a Shipment) (the “Sampling Lot”) is within five percent (5%) of the corresponding results in Seller’s CoA for each individual element or compound measured, then the results in the Seller’s CoA shall be binding.
(h)If the difference between Buyer’s and Seller’s results on a Sampling Lot exceeds five percent (5%) of the value of any individual element or compound measured, the Parties shall engage in good faith discussions to attempt to agree on a final result. Any results agreed by the Parties in writing shall be binding.
(i)Failing agreement within ten (10) days from the commencement of the discussion according to Clause 9.3(h), either Party may request that the Umpire’s Sample be sent to an Umpire for analysis, whose results shall be binding. The Party whose value (determined as the price of the respective shipment in Dollars) is furthest from the Umpire’s results shall bear the Umpire’s costs. If the results of the Umpire’s Sample demonstrate that the Products in the Shipment failed to meet the Minimum Quality Requirements, the Parties shall negotiate in good faith a corresponding price adjustment for such Shipment that reflect the results of the Umpire’s Sample.
(j)The umpire shall be one of the following three laboratories as selected by the Party that does not initiate the process (the “Umpire”), provided that if one or more of the three (3) referenced laboratories are unavailable for any reason, Seller and Buyer shall discuss in good faith to agree on replacement organizations to be added to the list, which shall be independent and internationally renowned laboratories or testing institutions.

Name	Website
SGS	www.sgs.com
Bureau Veritas	www.bureauveritas.com
ALS laboratory	www.alsglobal.com

10.STOCKPILING
10.1For the avoidance of doubt, Seller shall have no obligation to stockpile, warehouse or store any Product that has been delivered to and taken by Buyer.
10.2In preparation for performing its delivery obligations under this Agreement (other than in accordance with Clause 10.4, Clause 11 or Clause 12), Seller shall be entitled to stockpile, warehouse or store the Product at Seller's Facility, or at another owned or third-party storage facility, in each case as determined by Seller, having regard to its operational and inventory planning and management needs, and provided that such facility is suitable in accordance with Good Industry Practice for such purpose. Any such stockpiling, warehousing and storage activities shall be at Seller's own cost. Products stockpiled pursuant to this Clause 10.2 shall be delivered to the Bonded Warehouse in the ordinary course and title to and risk of loss in respect of such Products shall pass to Buyer in accordance with Clauses 8.5(c) and 8.5(d).
10.3The requirements for stockpiling, warehousing and storing the Failure to Take Quantity and the Failure to Deliver Quantity are set forth in Clause 11 and Clause 12, respectively.
10.4If (a) (i) storage capacity at the Bonded Warehouse is insufficient to accommodate the quantity of Products to be delivered (whether in connection with Clause 11, Clause 12, or in the ordinary course of Seller’s business or otherwise) or (ii) Buyer determines that stockpiling would have adverse tax consequences, Seller shall upon Buyer’s request and (b) in respect of volumes of the Reserved Quantity, Seller shall, in each case, procure temporary storage of such Products at a third-party storage facility agreed by Buyer and Seller (a “Stockpiling Facility”). In respect of Products stored at a Stockpiling Facility pursuant to this Clause 10.4:
(a)(a)    except with respect to any Reserved Quantities with respect to which Seller has not exercised its right of first offer pursuant to Clause 13.8(a), Buyer shall pay the Provisional Payment Amount (or, in the case of a Failure to Take Quantity, the Failure to Take Payment) in respect of such Products, but title to such Products shall remain with Seller until the Products are transferred to the Bonded Warehouse and title passes in accordance with Clause 8.5(d);
(b)Seller and Buyer shall cooperate in good faith with any counterparty holding a first-priority lien or security interest over Products stored at a Stockpiling Facility (including any lender or secured party under the Loan Agreement) to grant Buyer a second-priority lien and security interest over all Products stored at a Stockpiling Facility pursuant to this Clause 10.4 for which Buyer has paid the Provisional Payment Amount (or the Failure to Take Payment, as applicable) and shall cooperate in connection with the perfection, maintenance and enforcement of such lien or security interest, including by providing such notices, consents, access to records and other assistance as may be reasonably requested by such counterparty, provided that any second-priority lien and security interest shall be subordinated only to the lien held by such lender or secured party under the Senior Financing, and to no other Person. Seller shall use commercially reasonable efforts to obtain any waivers, consents or amendments under the

Senior Financing (including any refinancing, replacement, renewal, extension, restructuring or other rearrangement thereof) as may be necessary to permit the grant, perfection, maintenance and enforcement of such second-priority lien and security interest in favour of Buyer;
(c)risk of loss, damage, destruction or injury to such Products shall remain with Seller for as long as such Products are stored at a Stockpiling Facility pursuant to this Clause 10.4;
(d)all properly incurred, direct, documented and reasonable storage costs and expenses incurred by Seller at a Stockpiling Facility pursuant to this Clause 10.4 (including costs of arranging and procuring the Stockpiling Facility, handling, transporting and safeguarding the Products stored thereat) shall be for Buyer's account, payable within fifteen (15) days following receipt of Seller's invoice(s) evidencing the same;
(e)Seller shall obtain and maintain adequate insurance cover in respect of all Products stored at a Stockpiling Facility pursuant to this Clause 10.4, including all risks insurance at levels consistent with Good Industry Practice, and shall name Buyer as the primary beneficiary under such insurance policies. Such insurance cover shall remain in force for as long as any Products for which Buyer has made payment remain stored at the Stockpiling Facility. The costs of such insurance shall be passed through to Buyer, payable within fifteen (15) days following receipt of Seller's invoice(s) evidencing the same; and
(f)except with respect to any Reserved Quantities with respect to which Seller has not exercised its right of first offer pursuant to Clause 13.8(a), Buyer shall be obligated to take delivery of Products stored at a Stockpiling Facility pursuant to this Clause 10.4 prior to the expiry of the Maximum Storage Period from the date on which such Products are first stored at the Stockpiling Facility, and the physical export of such Products from Brazil shall occur within such period.
11.FAILURE TO TAKE
11.1If Buyer fails to take delivery of or pay for all or any portion of the Adjusted Quarterly Quantity (i) duly delivered by Seller, or (ii) that Seller is otherwise willing, ready and able to deliver (such shortfall, the “Failure to Take Quantity”), the following provisions of this Clause 11 shall apply, provided that, to the extent any such failure is caused by or attributable to Seller’s breach of this Agreement (excluding, for the avoidance of doubt, any failure caused by or attributable to a Force Majeure Event) (the applicable Failure to Take Quantity, the “Seller Caused Failure to Take Quantity”), Buyer shall not be liable to Seller for the payments, costs, expenses and fees set forth in Clause 11.7, Clause 11.9 and Clause 11.10 with respect to such Seller Caused Failure to Take Quantity. For the avoidance of doubt, if Buyer subsequently takes delivery of such Seller Caused Failure to Take Quantity, Seller shall be entitled to payment for such Seller Caused Failure to Take Quantity in accordance with Clause 13 and Clause 14, mutatis mutandis.
11.2Without prejudice to the general scope of Failure to Take Quantity under the first sentence of Clause 11.1, where Buyer has used best efforts to take delivery of the

Failure to Take Quantity but regardless of such best efforts Buyer will be unable to take delivery of a Failure to Take Quantity, Buyer shall notify Seller as soon as practicable (but in any event no later than ninety (90) days before the date the Seller notified to Buyer as the date such quantity will have to be stockpiled). Such notice shall specify the volume of such Failure to Take Quantity (such Failure to Take Quantity, the “Buyer Pre-Notified Quantity”). Upon receipt of such notice, Seller shall no longer be obligated to deliver the Buyer Pre-Notified Quantity within the applicable Quarter, provided that Seller shall remain obligated to deliver the Buyer Pre-Notified Quantity to Buyer at such later date as Buyer may reasonably request, subject to the re-delivery and scheduling provisions of Clause 11.3. Buyer may not, without Seller's prior written consent, designate a Buyer Pre-Notified Quantity exceeding fifty percent (50%) of the applicable Adjusted Quarterly Quantity.
11.3The Parties shall discuss in good faith the scheduling of re-delivery of, and Buyer shall use best efforts to take redelivery of, the Failure to Take Quantity. Re-delivery shall be made on the same FOB terms at the Delivery Point (including the costs that would have applied to the original delivery of such quantity (including applicable fees)).
11.4Title to and risk of loss in respect of the Failure to Take Quantity shall pass to Buyer in accordance with Clauses 8.5(c) and 8.5(d) (if such Products are stockpiled at the Bonded Warehouse) or be determined in accordance with Clause 10.4 (if such Products are stockpiled at a Stockpiling Facility), as applicable, and shall in each case be subject to Seller receiving the Failure to Take Payment in full pursuant to Clause 11.6.
11.5Seller shall use commercially reasonable efforts to procure temporary stockpiling, warehousing or storage of the Failure to Take Quantity at the Bonded Warehouse or, if storage capacity at the Bonded Warehouse is insufficient, at a Stockpiling Facility in accordance with Clause 10.4, in each case to facilitate re-delivery; provided that (i) Seller shall have no obligation to arrange such stockpiling, warehousing or storage of any such Failure to Take Quantity prior to receiving the Failure to Take Payment in full, (ii) the maximum storage period prior to export shall be the Maximum Storage Period from the date of stockpiling, and Buyer shall be obligated to take delivery of the applicable Product prior to the expiry of such period, and (iii) the maximum storage quantity shall be the Products produced from Seller's Facility in the immediately preceding period equal to the Maximum Storage Period.
11.6No later than fifteen (15) days following the occurrence of any Failure to Take Quantity (provided that, where the relevant Failure to Take Quantity is a Buyer Pre-Notified Quantity, no later than fifteen (15) days following Seller providing Buyer with the Buyer Pre-Notified Quantity CoA and the Buyer Pre-Notified Quantity Certificate of Weight), Seller shall invoice Buyer, and Buyer shall pay Seller within fifteen (15) days following receipt of the invoice, an amount equal to the aggregate of: (a) the Offtake Purchase Price in respect of the Failure to Take Quantity; plus (b) the Floor Price Excess in respect of the Failure to Take Quantity determined using the Floor Price Excess Index Price calculated as of the date the Failure to Take Quantity is delivered to the Stockpiling location, plus (c) the price payable by Buyer under Clause 13.8 (if applicable) with respect to the Products comprising the Failure to Take Quantity, in each case, calculated in accordance with Clause 13 and applying (i) the results from the Preliminary CoA and Delivery Point Certificate of Weight, or (ii) in the case of a Buyer Pre-Notified Quantity, the Buyer Pre-Notified Quantity CoA and the Buyer Pre-Notified Quantity Certificate of Weight, as applicable, (the aggregate of the foregoing, the “Failure to Take Payment”).
11.7Upon re-delivery of the Failure to Take Quantity, (a) the final quantity settlement process under Clause 14.2(b) shall apply, (b) Buyer shall pay to Seller any amounts owed to Seller pursuant to Clause 13.7(b) and (c) the Failure to Take Payment already made by Buyer shall be deemed the Provisional Payment Amount for the applicable settlement calculations.
11.8Buyer shall also be liable to Seller for the following amounts, payable within fifteen (15) days following receipt of Seller’s invoice(s) to the same effect:
(a)properly incurred, direct, documented and reasonable costs and expenses incurred by Seller in arranging and procuring a Stockpiling Facility, handling, transporting or safeguarding the Failure to Take Quantity (including insurance costs and premiums); plus
(b)where the Failure to Take Quantity is stockpiled, warehoused or stored at the Bonded Warehouse or a Stockpiling Facility for a period not exceeding the Maximum Storage Period, a stockpiling fee equal to one percent (1%) multiplied by the actual realized stockpiling cost incurred by Seller (the “Minimum Stockpiling Fee”); provided, however, that (i) where Buyer has failed to provide Seller with ninety (90) days’ notice in advance of stockpiling that any Failure to Take Quantity will need to be stockpiled, the Minimum Stockpiling Fee shall be equal to three percent (3%) multiplied by the actual realized stockpiling cost incurred by Seller and (ii) where Seller secures stockpiling at the Bonded Warehouse or a Stockpiling Facility for a Failure to Take Quantity but such stockpiling is no longer required in whole or in part, the Minimum Stockpiling Fee shall be equal to (A) five percent (5%) multiplied by the actual realized stockpiling cost incurred by Seller plus (B) the reasonable and documented costs of Seller in obtaining such stockpiling; or
(c)where the Failure to Take Quantity is stockpiled, warehoused or stored at the Bonded Warehouse or a Stockpiling Facility for more than the Maximum Storage Period, a stockpiling fee equal to the aggregate of:
(i)the Minimum Stockpiling Fee; and
(ii)the Minimum Stockpiling Fee multiplied by a fraction, the numerator of which is the number of days by which the actual storage period exceeds  the Maximum Storage Period, and the denominator of which is the number of days comprising the Maximum Storage Period.
11.9Buyer shall indemnify Seller and pay on demand for all Losses incurred by Seller resulting directly from a cessation or reduction in production from Seller’s Facility to the extent such cessation or reduction in production is required due to Buyer’s failure to take.

11.10Any payment that Buyer makes under this Clause 11 shall not be treated as consequential, special, exemplary, indirect or incidental Losses or damages for the purposes of Clause 15.3. The Parties acknowledge and agree that the payments set forth in this Clause 11 represent a genuine, reasonable pre-estimate of the Losses likely to be suffered by Seller in the event that the relevant event does or does not occur (as applicable) and are not in the nature of a penalty. The amounts are agreed upon and fixed in this Agreement in light of the difficulty of ascertaining the exact amount of Loss that Seller would suffer in such circumstances and shall be applicable regardless of the actual Losses Seller sustains. The Parties hereby waive any right to contest the validity or enforceability of such amounts. If Buyer’s obligation to pay the amounts set forth in this Clause 11 is not enforceable for any reason (other than a judgment that such amounts are not owed under this Agreement, but including because the damages are deemed to be a penalty), then Seller may claim standard, actual legal remedies for breach of contract (including direct damages) up to a maximum of the aggregate amounts which would have been payable by Buyer under this Clause 11 assuming it was enforceable.
12.FAILURE TO DELIVER
12.1If Seller fails to deliver the Adjusted Quarterly Quantity by the date that is thirty (30) days after the end of the applicable Quarter for reasons other than (a) a breach of this Agreement by Buyer, (b) a Force Majeure Event affecting Seller, (c) Seller’s exercise of its suspension rights under this Agreement or (d) any Change of Law (such portion of Adjusted Quarterly Quantity, the “Failure to Deliver Quantity”), Seller shall (i) promptly repay Buyer any amounts paid to Seller pursuant to any Provisional Invoice issued by Seller under this Agreement in respect of such Failure to Deliver Quantity and (ii) deliver the Failure to Deliver Quantity through one or more subsequent deliveries scheduled in accordance with Clause 12.4, taking into account Buyer’s reasonable requests in terms of the timing for such deliveries (the “Make-up Deliveries”).
12.2In preparation for making the Make-up Deliveries, Seller shall be entitled to, at its discretion, stockpile, warehouse or store some or all of the Failure to Deliver Quantity that have been produced at a Stockpiling Facility at Seller’s own cost.
12.3The Parties acknowledge and agree that Buyer's primary remedies in connection with any Failure to Deliver Quantity consist of (i) Seller's obligation to promptly repay Buyer any amounts paid to Seller pursuant to any Provisional Invoice issued by Seller in respect of such Failure to Deliver Quantity, and (ii) Seller's obligation to make the Make-up Deliveries, in each case in accordance with Clause 12.1. To the extent Buyer has any additional claim arising from Seller's failure to deliver, such claim shall be limited to direct, properly incurred, documented and reasonable costs and expenses incurred by Buyer in mitigating its Loss as a result of such failure including any costs of the type reimbursable under Clause 8.5(g), and Buyer shall have an obligation to mitigate any such costs and expenses. For the avoidance of doubt, Buyer shall not be entitled to recover under this Clause 12.3 any costs and expenses to the extent that Buyer has already been compensated in respect thereof through the refund of amounts paid pursuant to any Provisional Invoice and/or through the Make-up Deliveries. For the avoidance of doubt, the making of any Make-up Delivery shall not prejudice or extinguish any accrued claim of Buyer under Clause 8.5(g).
12.4The Parties shall discuss in good faith the scheduling of Make-up Deliveries, and, unless otherwise mutually agreed, Seller shall prioritize re-delivery of the Make-up Deliveries in its delivery planning for the subsequent Quarters in accordance with Clause 7. Make-up Deliveries shall be made on the same FOB terms at the Delivery Point as would have applied to the original delivery of such quantity.
12.5For the avoidance of doubt, in connection with the making of Make-up Deliveries, (i) Seller shall be entitled to payment for such Failure to Deliver Quantity in accordance with Clause 13 and Clause 14, mutatis mutandis; and (ii) risk and title with respect to the Failure to Deliver Quantity shall pass to Buyer in accordance with Clause 8.5(c) and 8.5(d), or, if such Products are stockpiled at a Stockpiling Facility, in accordance with Clause 10.4, in each case mutatis mutandis.
13.OFFTAKE PAYMENTS
13.1The purchase price (the “Offtake Purchase Price”) payable by Buyer for the Products shall be as calculated pursuant to this Clause 13.
13.1Offtake Purchase Price for MREC Payable Products. Where Seller supplies MREC Payable Products, the Offtake Purchase Price payable by Buyer for such supplied MREC Payable Product shall be, for each Payable Element, ((A) the Floor Price less (B) the Separation Costs) multiplied by (C) the oxide-equivalent quantity of the applicable Payable Element contained in such supplied MREC Payable Products in kilograms multiplied by (D) the Recovery Yield for the applicable Payable Element.
13.2Offtake Purchase Price for REO Payable Products. The Offtake Purchase Price payable by Buyer for a given shipment of REO Payable Products shall be (A) the Floor Price multiplied by (B) quantities in kilograms of applicable Payable Element in oxide form.
13.3Offtake Purchase Price for Additional Products and Other Mineral Products. The Offtake Purchase Price payable by Buyer for a given shipment of Additional Products or Other Mineral Products (if any) shall be as agreed by the Parties in accordance with Clause 6.4 and Clause 6.5, respectively.
13.4Where, for all purposes of this Clause 13:
“Floor Price” means (as shall be modified as necessary (but only as necessary) to add the Floor Prices for additional Payable Elements in accordance with Clause 6.3):

Payable Element	Floor Price (per kg, 2025 basis)
Terbium (Tb)	$2,050
Dysprosium (Dy)	$575
Neodymium (Nd)	$110
Praseodymium (Pr)	$110

“Recovery Yield” means (a) with respect to Nd and Pr, 95%, [***].
[***]
“Separation Costs Savings” means [***]. The Parties acknowledge and agree that such Separation Cost Savings shall be passed through and shared between Seller and Buyer on a seventy percent (70%) to Seller and thirty percent (30%) to Buyer basis. [***].
[***]
The Parties acknowledge and agree that Buyer shall use reasonable efforts to procure separation services from the separator(s) offering appropriate and competitive market value to the Buyer, considering price and other factors, provided that such separator is not owned nor financed in any way whatsoever by a Restricted Person (and that Buyer may incentivize Buyer Manager to procure the most competitive separator).
“Recovery Yield Savings” means [***]. The Parties acknowledge and agree that such Recovery Yield Savings shall be passed through and shared between Seller and Buyer on a seventy percent (70%) to Seller and thirty percent (30%) to Buyer basis. [***].
For the purposes of this Clause 13.4, the following definitions shall apply in respect of Recovery Yield Savings:
“Actual Recovery Yield” means, for each Payable Element in a Shipment, the actual recovery yield achieved in separating such Payable Element from the MREC Payable Products contained in such Shipment, expressed as a percentage of the oxide-equivalent quantity of such Payable Element contained in such Shipment prior to separation.
“Gross Contractual Recovery Value” means, for each Shipment, the Total Payable Amount that would have been paid to Seller using the Recovery Yields under this Clause 13.4 and leaving all other factors unchanged.

“Realized Recovery Value” means, for each Shipment, the Total Payable Amount that was actually received by Seller.
The Parties acknowledge and agree that Buyer shall use reasonable efforts to procure separation services that maximise recovery yields, provided that such separator is not owned nor financed in any way whatsoever by a Restricted Person.
13.5Floor Price Excess.
(a)In respect of each Products delivered during a calendar month (a “Delivery Month”), the “Floor Price Excess” shall be the sum, for each Payable Element, of the amount by which (if any):
(i)the value of such Payable Element calculated using the Floor Price Excess Index Price for such Payable Element for such Delivery Month multiplied by the same oxide-equivalent quantity in kilograms (and, where applicable, the same Recovery Yield), exceeds
(ii)the Floor Price for such Payable Element multiplied by the oxide-equivalent quantity in kilograms of such Payable Element contained in Payable Products delivered during such Delivery Month (multiplied by the Recovery Yield, where MREC Payable Products are delivered), in each case determined in accordance with this Clause 13, and using the volumetric weighted average of the Existing Indices (as defined in Clause 13.5(b) below) for such Delivery Month. For the purposes of calculating the Floor Price Excess under this Clause 13.5(a), the comparison between (i) the Floor Price and (ii) the value calculated using the Floor Price Excess Index Price shall, for each Payable Element, be made on a consistent basis, such that: (A) both amounts for each Payable Element shall be calculated by reference to the same oxide-equivalent quantity of such Payable Element contained in the Payable Products delivered during the applicable Delivery Month; (B) where the Payable Products are MREC Payable Products, the Recovery Yield for each applicable Payable Element shall be applied to the quantities used in calculating both (i) and (ii); (C) the Floor Price referred to in sub-paragraph (i) above means the Floor Price determined in accordance with Clause 13.4 (without deduction of Separation Costs), and Separation Costs shall not be deducted from, or otherwise applied to, either sub-paragraph (i) or sub-paragraph (ii) for the purposes of calculating the Floor Price Excess under this Clause 13.5(a); and (D) no adjustment shall be made to either amount for Non-Payable Elements or Non-Payable Products.
(b)The “Floor Price Excess Index Price” shall mean, for each Delivery Month and each Payable Element: (i) where Third Party Sales Contracts are in place for the applicable Payable Element (other than Third Party Sales Contracts that are on fixed-price terms or that are with United States Government counterparties), the volumetric weighted average of the actual reference indices used in such Third

Party Sales Contracts to the extent such actual indices are included in the table immediately below for the calendar month preceding the month in which the invoice (including any invoices issued pursuant to Clause 14.2) for the applicable Payable Products is issued; and (ii) where no such Third Party Sales Contracts described in clause (i) are in place, the arithmetic average of each of the average monthly prices for the indices set forth in the following table (converted to U.S. Dollars per kilogram, if necessary) (the “Existing Indices”) that have been published for the calendar month preceding the month in which the invoice (including any invoices issued pursuant to Clause 14.2) for the applicable Payable Products is issued:
[***]
If a specific price index is expressed by an index provider as a range (e.g., high/low), the arithmetic average of that range should be used. If MREC or unseparated NdPr/PrNd is delivered, the NdPr/PrNd price should be used. If separated Nd and/or Pr are delivered, the specific Nd or Pr price, respectively, should be used.
(c)Floor Price Excess Review.
(i)If (A) requested by either Party in the thirty (30) day period prior to July 1, 2027 or July 1st of each calendar year thereafter during the Term or (B) requested in accordance with Clause 13.5(d), the Parties shall, during the thirty (30) day period following such request by either Party (a “Review Period”), review the Existing Indices to determine whether the Floor Price Excess Index Price still reflect generally recognized ex-China reference indices in the global ex-China market considered in its entirety and the volumetric weighted average of the underlying indices for Payable Elements used in Third Party Sales Contracts (the “Floor Price Excess Considerations”). The Floor Price Excess Index Price shall be modified to the extent the Parties mutually agree that such modification better reflects the Floor Price Excess Considerations.
(ii)If (a) the Parties are unable to agree to retain the Existing Indices used to calculate the Floor Price Excess Index Price or to a modification of the Existing Indices used to calculate the Floor Price Excess Index Price in accordance with Clause 13.5(c)(i) during the Review Period and (b) the conclusion of any previous review (including resolution by Floor Price Excess Experts) (if any) occurred more than twelve (12) calendar months prior to the end of such Review Period, either Party may refer the matter for expert determination within five (5) Business Days following the end of such Review Period pursuant to this Clause 13.5(c)(ii) to be determined in a manner consistent in all respects with the review described in Clause 13.5(c)(i) taking into account the Floor Price Excess Considerations, and such matter will be exclusively determined by an expert (acting as an expert and not as an arbitrator) (a “Floor Price Excess Expert”) appointed pursuant to this Clause 13.5 (each, a “Floor Price Excess Expert

Determination”). A Floor Price Excess Expert shall (i) be generally recognized as an expert in the rare earth element market and pricing (e.g., market research firms such as Adamas, Project Blue or WoodMac), (ii) (A) be independent of both Parties and the United States Government, (B) not be affiliated with a Competitor and (C) not be a current or former employee or agent of a Party, its shareholders or Affiliates and (iii) not have any conflict of interest, provided that the fact that a candidate Floor Price Excess Expert has previously provided market intelligence or pricing data to Seller, Buyer or Third Party Buyers shall not of itself constitute a conflict of interest. The Floor Price Excess Expert shall be appointed by agreement between the Parties or, failing agreement within ten (10) Business Days, by the International Chamber of Commerce.
(iii)During the period of their appointment the Floor Price Excess Expert shall not (A) accept any duty or acquire or agree to acquire any interest that materially conflicts with or might materially conflict with their function under such appointment, or (B) engage in any ex parte communications with either of the Parties.
(iv)The Floor Price Excess Expert shall conduct the Floor Price Excess Expert Determination to compare:
(A)the prices derived from the Existing Indices; and
(B)the volumetric weighted average of the underlying indices for Payable Elements used under arm's length contracts for Payable Products in the entire ex-China market taken as a whole, and determine whether the Existing Indices and the Floor Price Excess Index Price materially deviate from such contract prices.
The Floor Price Excess Expert's Floor Price Excess Expert Report shall be advisory only. For the avoidance of doubt, the Floor Price Excess Expert shall have no power to modify the Existing Indices or the Floor Price Excess Index Price or to otherwise impact pricing under this Agreement. The Existing Indices shall be retained and Buyer shall use commercially reasonable efforts to take into account the views expressed by the Floor Price Excess Expert in its future contracting practices.
(v)Prior to issuing its determination under Clause 13.5(c)(vi) below, the Floor Price Excess Expert shall disclose to the Parties the identity of any Third Party sources relied upon in making the Floor Price Excess Expert Determination, and each Party shall have five (5) Business Days from such disclosure to make written submissions to the Floor Price Excess Expert regarding the reliability and objectivity of such sources. Each Party shall have a further three (3) Business Days to respond to any submission made by the other Party under this Clause. The Floor Price Excess Expert shall use particular care to ensure that any information provided by or prepared by Third Parties that may have an interest in the outcome of the Floor Price Excess Expert Determination, such as Third Party Buyers, is accurate, objective and unbiased.
(vi)The Floor Price Excess Expert shall issue the Floor Price Excess Expert Determination in a written report (the “Floor Price Excess Expert Report”) identifying (A) the Floor Price Excess Expert's observations and recommendations regarding whether the Existing Indices reflect the Floor Price Excess Considerations, and (B) the reasons for such observations and recommendations, and (C) the reasons for such decision. The Floor Price Excess Expert shall issue the Floor Price Excess Expert Report within thirty (30) days of the date on which they accept their appointment. The Floor Price Excess Expert Report shall be advisory and non-binding. The Existing Indices and the Floor Price Excess Index Price shall not be modified as a result of the Floor Price Excess Expert Report. Buyer shall use commercially reasonable efforts to take into account the observations and recommendations of the Floor Price Excess Expert in its future contracting practices, including in negotiating Third Party Sales Contracts.
(vii) If (A) the Floor Price Excess Expert determines that the indices should be modified, the costs of the Floor Price Excess Expert (including any fees and expenses) shall be borne equally by the Parties or (B) if the Floor Price Excess Expert determines that the indices should not be modified, the costs of the Floor Price Excess Expert (including any fees and expenses) shall be borne entirely by the Party that referred the matter for Floor Price Excess Expert Determination pursuant to Clause 13.5(c)(ii). Each Party shall bear its own costs (including legal and advisory fees) in connection with any Review Period or Floor Price Excess Expert Determination.
(d)If, for any reason (i) a publication that contains an index used in the Floor Price Excess Index Price ceases to be published, or (ii) such an index (A) ceases to exist, (B) is materially modified, (C) is no longer used so as systematically to change its economic result or (D) is disaggregated, displaced or abandoned (a “Deprecated Index”), the other indices used in the calculation of the Floor Price Excess Index Price should continue to be used. If such Deprecated Index is or remains a Deprecated Index on the date falling two (2) calendar months after the date on which it first became a Deprecated Index, within thirty (30) days following the end of such two (2) calendar month period, either Party may initiate the Review Period and Floor Price Excess Expert Determination process set forth in Clause 13.5(c).
(e)Without prejudice to a Party’s right to initiate a review and Floor Price Excess Expert Determination process pursuant to Clause 13.5(c), if all of the indices used in the calculation of the Floor Price Excess Index Price in a given month become Deprecated Indices, the Floor Price Excess Index Price in such month shall be the previous calendar month’s Floor Price Excess Index Price. If all indices remain Deprecated Indices on the date falling three (3) calendar months from the date on which the last index became a Deprecated Index, the Floor Price Excess Index Price in each such month shall be calculated as follows: (A) using ex-China prices as published by Argus, [***] and otherwise in accordance with Clause 13.5(b), (B) if the prices described in (A) are not available, using the FOB China prices as published by either Argus, [***] and otherwise in accordance with Clause 13.5(b). To the extent FOB China prices are used in the calculation of the Floor Price Excess Index Price, such FOB China prices shall cease to be used in the calculation of the Floor Price Excess Index Price as soon as an ex-China index is available again.
13.6The Floor Prices shall, on 1 January of each calendar year during the Term, be increased by an amount equal to two percent (2%) of the amount of the Floor Prices in the previous calendar year.
13.7Subject to Clause 13.8 but subject to the immediately following proviso, the Parties agree that title to the entirety of MREC Products, including MREC Non-Payable Products forming part of such MREC Products, shall transfer to Buyer pursuant to Clause 8.5(d); provided, however, that, subject to Clause 13.8(a), in the event that Buyer does not exercise its right of first offer to purchase the Non-Payable Products under Clause 13.8, and
(a)if Buyer (or a Third Party or Affiliate on behalf of Buyer) separates or processes such MREC Products, Seller shall have the option (but not the obligation) to repurchase such Separated Non-Payable Products (in partially separated form or in the form of REOs) at the applicable processing or separation facility Freight on Road (Incoterms 2020) at a price equal to [***] provided that, to the extent Buyer has entered into a Third Party Sales Contract or other agreements with respect to MREC Products for any of the activities contemplated by Clause 13.7(b), Clause 13.7(b) shall apply and shall override this Clause 13.7(a) in respect of the applicable Separated Non-Payable Products in connection therewith; or
(b)if (i) a Third-Party (or an Affiliate or another Third Party on behalf of such Third-Party) separates or processes such MREC Products or any Residual MREC delivered to Buyer pursuant to Clause 6.2 after receiving delivery of or purchasing such MREC Products or Residual MREC (as applicable) from Buyer, Buyer shall use commercially reasonable efforts in its Third Party Sales Contracts to maximize value for both Payable Products and Non-Payable Products contained in such MREC Products. If (ii) Buyer or such Third-Party (or its Affiliate) monetizes the Separated Non-Payable Products that result from the separation or processing described in clause (i), Buyer shall pay to Seller the positive amount (if any) equal to [***]. Where Seller does not exercise its right to repurchase Separated Non-Payable Products in accordance with Clause 13.7(a) or Clause 13.7(b), title to the MREC Non-Payable Products that correspond to such Separated Non-Payable Products that Seller did not repurchase shall remain with the Buyer as having been transferred pursuant to Clause 8.5(d). For the avoidance of doubt, the Separated Non-Payable Products Sharing Mechanism shall apply to all Non-Payable Elements contained in any Residual MREC delivered to Buyer pursuant to Clause 6.2, other than Yttrium (Y) (which shall be priced solely in accordance with the Residual MREC Purchase Price mechanics set forth in Clause 6.2). Seller's rights under Clause 13.7(a) and this Clause 13.7(b) shall apply in respect of Separated Non-Payable Products derived from such Residual MREC as if such Residual MREC were MREC Products for the purposes of this Clause 13.7.
13.8
(a)Buyer shall have a right of first offer in each Quarter to purchase Non-Payable Products (i) in the case of Non-Payable Products that are not MREC Non-Payable Products, at the Applicable Reference Price or (ii) in the case of MREC Non-Payable Products, at the Applicable Reference Price less the applicable actual separation or processing costs. If Buyer elects not to exercise its right of first offer set forth in the foregoing sentence in the applicable Quarter with respect to Non-Payable Products (the “Relevant Non-Payable Products”), then, subject to Clause 6.2 and Clause 13.9, Seller shall be permitted, for a period of the then-current Quarter in which such election could have been made (the “Third Party Sale Period”), to sell not more than [***] such Relevant Non-Payable Products to Third Parties subject in all respects subject to Clauses 13.8(a)(i)-(iii).
[***]
13.9[***]
13.10Annual Review; Expert Determination.
(a)From and after the Effective Date, once in each calendar year during the Term, either Party may refer for determination pursuant to this Clause 13.10 a review of (i) the then-current Separation Costs to determine whether such Separation Costs should be decreased or increased and (ii) the then-current Recovery Yields to determine whether such Recovery Yields should be increased or decreased, in each case, to assess whether adjustment to the then-current Separation Costs or adjustment to the then-current Recovery Yields would be needed to more closely reflect the volumetric weighted average of actual separation costs and recovery yields incurred or achieved by Buyer or third parties separating the Seller’s MREC, for the Payable Elements in Seller’s MREC, under executed contracts or conditions in place at the time that review is initiated during the prior calendar year (the “Annual Review Considerations”), and such matter will be exclusively reviewed and reported on by an expert (an “Expert”) (acting as an expert and not as an arbitrator) appointed pursuant to this Clause 13.10(a) (an “Expert Determination”).
(b)The Expert shall (i) be internationally recognized as an expert and have relevant technical and/or techno-economic expertise in rare earth separation or comparable hydrometallurgical processing of MREC, (ii) be independent of both

Parties, the United States Government and the Buyer Manager, (iii) not be affiliated in any way with a Competitor, (iv) not be a current or former employee or agent of a Party, its shareholders or Affiliates, and (v) not have any conflict of interest, provided that the fact that a candidate Expert has previously provided market intelligence or pricing data to Seller, Buyer or Third Party Buyers shall not of itself constitute a conflict of interest. The Expert shall be appointed by agreement between the Parties, or failing agreement within ten (10) Business Days, by the International Chamber of Commerce.
(c)The Expert shall review the Separation Costs and Recovery Yields and advise whether the Separation Costs should be decreased or increased and whether, in the Expert’s Opinion, the Recovery Yields should be increased or decreased based on the Annual Review Considerations. The Expert’s views shall be advisory only and shall not result in any adjustment to the Separation Costs or Recovery Yields. In making their determination based on the Annual Review Considerations, the Expert shall use (i) the volumetric weighted average of the actual realized separation costs of, and the actual recovery yields achieved or incurred by Buyer or Third Parties separating the Seller’s MREC, for the Payable Elements in Seller’s MREC, under executed contracts or conditions in place at the time that review is initiated year, (ii) written, binding proposals to separate MREC Products or comparable material (including proposals prepared by Seller in connection with the separation of MREC Products at the Seller Separation Facilities); and (iii) other mutually agreed references (collectively, as such materials are further limited under Clause 13.10(d), the “Annual Review Materials”).
(d)The Expert may request information or access to documents or personnel necessary to conduct the determination contemplated by this Clause 13.10, and the Parties, and their respective representatives, shall cooperate fully with the Expert and respond on a timely basis to all such requests made by the Expert for information or access to documents or personnel that constitute or provide Annual Review Materials. The Expert may use information provided by Third Parties only in the event and to the extent that such information constitutes Annual Review Materials and that Seller and Buyer mutually agree to the use of such Third Party information by the Expert. The Expert shall use particular care to ensure that any information provided by or prepared by Third Parties that may have an interest in the outcome of the determination, such as Third Party Buyers, is accurate, objective and unbiased.
(e)The Expert shall make its determination based on the Annual Review Considerations using the Annual Review Materials and shall consider all admissible and relevant information submitted to it without any predetermined hierarchy, weighting or automatic preference between categories of information in such Annual Review Materials, and shall make reasonable comparability and normalization adjustments to reflect differences in feed composition, impurity profile, process design, operating configuration, throughput, utilization and other relevant technical or economic factors. The Expert shall assess whether any adjustment to the Separation Costs or the Recovery Yield, would, in the Expert’s opinion be warranted, by reference only to the costs included in the Annual Review Materials that are reasonably and directly attributable to an efficient separation process for the MREC Products actually delivered by Seller under this Agreement and constituting Payable Elements, including the costs of direct reagents, consumables, utilities, operating labor, maintenance, waste treatment and other reasonable plant overheads directly attributable to such separation, and, if applicable, a reasonable annualized allowance for sustaining capital expenditure or depreciation for assets reasonably required for such separation process. The Expert shall exclude from the Expert Determination all financing costs, cost of capital, corporate overhead, growth or expansion capital expenditure, costs relating to non-payable elements, costs of non-required process steps, abnormal operating losses, abnormal downtime, material inefficiencies, and non-separation commercial costs notwithstanding that such costs are set forth in the Annual Review Materials. Costs or recovery impacts relating to Non-Payable Elements, non-required process steps or material inefficiencies shall be excluded or adjusted out of the Expert’s Determination notwithstanding that such costs are set forth in the Annual Review Materials. The Expert shall make such reasonable comparability and normalization adjustments as to the information set forth in the Annual Review Materials it considers appropriate to ensure that an efficient separation process is considered for the purposes of determining whether to adjust the Separation Costs and adjust the Recovery Yield only for the MREC Products actually subject to delivery by Seller under this Agreement, and only for the Payable Products delivered hereunder and separation of REOs that constitute Payable Elements from such Payable Products. Such adjustments may include adjustments for differences in feed composition, impurity profile, process design, operating configuration, throughput, utilization, abnormal inefficiencies, Non-Payable Elements, non-required process steps, and the allocation of shared costs, and shall exclude or adjust out costs or recovery impacts not required for efficient separation of the REOs that constitute Payable Elements from such Payable Products.
(f)The Parties agree to cooperate fully in the expeditious conduct of such Expert determination and to provide the Expert with access to all books, records, documents, information, and personnel reasonably necessary for the Expert Determination (including all Annual Review Materials and all books, records, documents, information, and personnel relevant to the Annual Review Considerations) within fourteen (14) days of the acceptance of the appointment of the Expert, and shall provide copies of all books, records, documents and information provided to the Expert to the other Party. If a Party fails to provide information or access reasonably requested by the Expert within the timeframe specified in this Clause 13.10(e), the Expert may rely on the best information set forth in the Annual Review Materials otherwise available to the Expert.

(g)The Expert shall issue the Expert Determination in a written draft report to both Parties by no later than sixty (60) days after such Expert's appointment (the “Draft Expert Report”) identifying (i) the mandate and questions addressed, (ii) all sources used in the Expert Determination and their provenance, (iii) normalization adjustments applied and their rationale, (iv) the Expert's observations and recommendations regarding whether the Separation Costs should be decreased or increased and the Recovery Yields should be increased or decreased, and the amounts of any adjustment that the Expert would recommend (if any), provided that no such adjustment shall take effect, and (v) an independence statement. Within fourteen (14) days of the date on which the Draft Expert Report is issued, each Party may submit to the Expert and the other Party written comments on the Draft Expert Report. The Expert shall consider those comments before issuing a Final Expert Report to the extent such comments are consistent with the Annual Review Considerations. The Expert shall issue the Final Expert Report within ninety (90) days of the date on which they accept their appointment. The Final Expert Report shall be advisory and non-binding.
(h)Buyer shall use commercially reasonable endeavors to align its separation practices and contracting with the observations and recommendations set out in the Final Expert Report.
(i) The costs of the Expert (including any fees and expenses) shall be borne equally by the Parties. Each Party shall bear its own costs (including legal and advisory fees) in connection with any Expert Determination.
13.11Audit.
(a)Buyer, or its designee, shall maintain, solely for the purpose of evidencing and substantiating the calculation of the amounts owed to or by Buyer under Clause 13.7 or Clause 13.8 and Buyer’s performance of its obligations under Clause 4.4, complete and accurate files consisting of copies of all agreements with Third Parties or Affiliates relating thereto and such supporting documentation as is reasonably necessary to demonstrate (i) the figures and assumptions used by Buyer in determining amounts owed to or by Buyer under Clause 13.7 or Clause 13.8 and (ii) the pricing under Third Party Sales Contracts is in accordance with Clause 4.4 (“Books and Records”). Buyer, or its designee, shall maintain all such Books and Records in accordance with generally accepted accounting principles, and shall retain all such Books and Records for a minimum period of three (3) years after the expiry of the Term or termination of this Agreement (if earlier). Any disclosure or inspection of Books and Records shall at all times remain subject to the confidentiality provisions set forth in the applicable agreement disclosed, and Seller shall, and shall cause its auditors and other representatives to, comply fully with those confidentiality obligations.
(b)Upon reasonable notice, but no more than twice per calendar year during the Term, Seller and its representatives or invitees may audit or have audited Buyer’s Books and Records for the purposes of ratifying and verifying the amounts owed to or by Buyer under Clause 13.7 and Clause 13.8 and Buyer’s performance of its obligations under Clause 4.4. When requested by Seller, Buyer, or its designee, shall make the relevant Books and Records reasonably available to Seller, or its representatives or invitees, in redacted or summarized form, together with reasonable personnel assistance, all in a manner that preserves the confidentiality restrictions applicable to any agreements disclosed to Seller. Each Party shall bear its own costs in connection with any such audit; provided, however, that if the audit establishes that Buyer has underpaid Seller by more than one percent (1%) of the amounts owed to Seller for the period audited, Buyer shall (i) pay to Seller the amount of such deficiency, and (ii) reimburse Seller for the reasonable, documented costs and expenses incurred by Seller in performing the audit.
(c)Insofar as this Clause 13.10(a) applies to DoW or any successor investor to DoW that is an agency or instrumentality of the United States Government, Seller shall not request, and neither DoW nor any such successor investor shall provide, any information that would not otherwise be subject to disclosure under the FOIA.
13.12Taxes.
(a)Seller shall be responsible for (i) taxes on Seller’s net income, and (ii) all export-related duties and charges that are assessed by any Brazilian Governmental Authority in connection with this Agreement and/or the export of the Product from Brazil.
(b)Buyer shall pay (i) any federal, state or local taxes, and/or assessments in connection with the sale, purchase, use or possession of the Products, in each case, directly to the applicable taxing authority, and such amounts shall not be included in the Offtake Purchase Price; and (ii) all duties, tariffs, taxes or fees related to transit or importation, or related to transit, import clearance, or failure to export after Seller’s delivery.
(c)The Parties shall cooperate in good faith to mitigate the effects of any duties, tariffs, taxes or fees related to transit or importation, or related to transit, import clearance, or failure to export in connection with the Products.
(d)In connection with any transfer of title to Products from Seller to Buyer at the Bonded Warehouse pursuant to Clause 8.5(d), Seller shall issue a commercial invoice to Buyer to formalize the transfer of title of the Products to Buyer while the Products are stored in the Bonded Warehouse.
14.INVOICING AND PAYMENT PROCEDURES
14.1Buyer shall promptly provide Seller with all information reasonably necessary to calculate the Offtake Purchase Price, the Floor Price Excess and any amounts owed to or by Buyer under Clause 13.7 and Clause 13.8 in accordance therewith.
14.2Payments for Products.
(a)Provisional Payment.

(i)In respect of each Shipment of Product, Seller shall, as expeditiously as possible following the finalization of the weighing and preliminary quality analysis procedures under Clause 9.1 and Clause 9.2 (but in any event at least seven (7) Business Days before the Scheduled Loading Date of such Products), issue to Buyer:
(A)an invoice setting out an amount that equals eighty percent (80%) of (I) the provisional amount of the Offtake Purchase Price in respect of the Products and (II) any amounts owed by Buyer under Clause 13.7(b) and Clause 13.8, and (III) the Floor Price Excess in respect of the Products, determined using the Floor Price Excess Index Price calculated using the indices set forth in Clause 13.5(b) as of the Scheduled Loading Date, in each case, calculated in accordance with Clause 13 and applying the results from Preliminary CoA and Delivery Point Certificate of Weight (each such invoice, a “Provisional Invoice”, and each such amount, a “Provisional Payment Amount”);
(B)the Delivery Point Certificate of Weight; and
(C)the Preliminary CoA.
(ii)Buyer shall pay in full the Provisional Payment Amount to Seller no later than three (3) Business Days before the Scheduled Loading Date of the relevant Products provided that Seller has complied with Clause 14.2(a)(i), otherwise within five (5) Business Days of receipt of the Provisional Invoice. For the avoidance of doubt, and notwithstanding anything to the contrary under this Agreement,
(A)Buyer’s obligation to pay the Provisional Payment Amount is not contingent upon the availability of or performance under any Third Party Sales Contract; and
(B)provided that Seller has complied with Clause 14.2(a)(i), Seller is not obligated to make available or deliver the applicable Shipment to Buyer unless the Provisional Payment Amount is duly paid in full, without prejudice to Seller’s other rights and remedies available at contract or applicable law including but not limited to recovering all costs and expenses arising from any delayed Shipment.
(iii)As soon as practicable following the delivery of the applicable Shipment, Seller shall issue the following shipping documents to Buyer:
(A)the full set of original Bill(s) of Lading;
(B)the Fumigation Certificate; and
(C)photographs of loaded containers.
(b)Final Settlement.

(i)In respect of each Shipment of Products delivered during, or any Failure to Take Quantities in, a Delivery Month, once the final quality of the Product is determined pursuant to Clause 9.3 (the “Final Quality Results”), Seller shall as soon as practical but on or prior to the last Business Day of the calendar month immediately following the Delivery Month (the “Settlement Date”), Seller shall notify Buyer in writing:
(A)a final amount that equals one hundred percent (100%) of (I) the final amount of the Offtake Purchase Price in respect of the Products delivered during the Delivery Month, (II) the positive or negative difference between (x) the Floor Price Excess in respect of the Products delivered during the Delivery Month, determined using the Floor Price Excess Index Price for such Delivery Month (calculated in accordance with Clause 13.5(b) and applied to the oxide-equivalent quantities of each Payable Element in each Shipment delivered during the Delivery Month, weighted by the volume of each such Shipment and multiplied by the then Recovery Yield), and (y) the aggregate Floor Price Excess provisionally invoiced under Clause 14.2(a)(i)(A)(III) in respect of such Products, (III) any amounts owed by Buyer under Clause 13.7(b) and Clause 13.8, (IV) the Separation Cost Savings pass-through amount for such Delivery Month (if any), being seventy percent (70%) of the Separation Cost Savings payable to Seller, and (V) the Recovery Yield Savings pass-through amount for such Delivery Month (if any), being seventy percent (70%) of the Recovery Yield Savings payable to Seller, each determined in accordance with Clause 13.4, [***]:
(1)to the extent determined, the results from the Final Quality Results
(2)for any Failure to Take Quantities, the result from the Preliminary CoA, and
(3) the Delivery Point Certificate of Weight,
(the “Total Payable Amount”);
(B)any amounts owed by Seller to Buyer in respect of MREC Non-Payable Products that Seller repurchased from Buyer in accordance with Clause 13.7(a);
(C)any balance due to Seller or Buyer, as applicable, after deducting from the Total Payable Amount the Provisional Payment Amount that has already been paid by Buyer and any amounts owed by Seller to Buyer described in Clause 14.2(b)(i)(B) (the “Final Settlement Amount”); and

(D)within five (5) Business Days from the issuing of the Seller’s notice under this clause (b)(i), the Party that is owed the Final Settlement Amount shall issue an invoice to the other Party requesting the payment of the Final Settlement Amount (the “Final Invoice”), and the Party that is liable for the Final Settlement Amount shall pay the Final Settlement Amount in full to the other Party within ten (10) Business Days of receipt of the Final Invoice.
(ii)To the extent the Final Settlement Amount includes any Shipment for which Final Quality Results were not available at the time of calculation:
(A)such portion of the Final Settlement Amount shall be calculated on a provisional basis using the Preliminary CoA; and
(B)following determination of the Final Quality Results, Seller shall promptly recalculate the applicable amounts and issue an invoice, and the Party that is liable for the amount on such invoice shall pay such amount in full to the other Party within ten (10) Business Days of receipt of such invoice.
14.3Default Interest and Payment Currency.
(a)Unless otherwise expressly provided under this Agreement, in the event that Buyer or Seller (as applicable), fails to make any due payment, such payment shall bear default interest, payable on demand, from the due date until paid in full (whether before or after any judgment), at an interest charge of SOFR plus 5% per annum for each of the following fifteen (15) days of delay, then 7% per annum for each of the following fifteen (15) days of delay and then 10% per annum for each day of delay thereafter.
(b)Payments shall be made in Dollars by electronic transfer to the account specified by the Party that is owed the payment.
14.4Disputed Invoices.
(a)In the event that Buyer (acting reasonably) disputes the payment of an Invoice, Buyer shall notify Seller in writing (providing full details or its reasons for disputing the payment of such Invoice) no later than three (3) Business Days prior to the due date for payment of such Invoice. Buyer shall still be required to pay any undisputed portion of such Invoice.
(b)Subject to compliance with Clause 14.4(a), Buyer shall be entitled to withhold payment of the disputed portion of that Invoice and refer the matter for resolution pursuant to Clause 32.2.
(c)Default interest shall be chargeable at the rate stated in Clause 14.3(a) (as applicable) on such disputed amounts if the Dispute is resolved in favor of Seller.
14.5Set Off Rights. If any amount becomes due and payable pursuant to the terms of this Agreement and has not been paid by the Party required to pay the same by the date the same is due (an “Outstanding Amount”), the other Party may set off the Outstanding

Amount against any amounts owed by such other Party to the Party that has failed to pay the Outstanding Amount pursuant to this Agreement.
15.INDEMNITIES AND LIABILITY
15.1Buyer hereby agrees to indemnify and hold Seller, its Affiliates and their respective officers, directors, employees, agents and servants harmless from and against any and all claims, demands, causes of action, suits, proceedings, fines, penalties, taxes, Losses, judgments, liens, liabilities, costs, damages or expenses of any kind and character (including reasonable attorney’s fees and other legal-related expenses) (“Claims”) (including Claims brought by a Third Party) in any manner arising out of or in connection with Buyer’s (a) gross negligence, willful misconduct or fraud or (b) material breach of this Agreement (other than as a result of a Force Majeure Event).
15.2Seller hereby agrees to indemnify and hold Buyer, its Affiliates and their respective officers, directors, employees, agents and servants harmless from and against any and all Claims (including Claims brought by a Third Party) in any manner arising out of or in connection with Seller’s (a) gross negligence, willful misconduct or fraud or (b) material breach of this Agreement (other than as a result of a Force Majeure Event).
15.3Subject to Clause 15.4, the Parties agree that except as expressly stated in this Agreement, neither Party to this Agreement shall be liable for special, indirect, punitive, exemplary or consequential damages, including loss of savings, loss of use of facility or equipment and even if advised of the possibility of such Losses or damages or if such Losses or damages could have been reasonably foreseen regardless of whether arising from breach of agreement, warranty, tort, strict liability, breach of statutory duty or misrepresentation or otherwise.
15.4The provisions of Clause 15.3 shall in no case operate to limit:
(a)Buyer’s liability for the amounts payable by Buyer under Clause 11;
(b)Buyer’s obligation under Clause 11.9 to indemnify Seller for any Losses incurred by Seller in connection with stockpiling Products;
(c)any damages or Claims suffered by a Party arising from the willful misconduct, willful breach, gross negligence or fraud of the other Party;
(d)any damages or Claims suffered by a Party arising from the breach of applicable law by the other Party;
(e)either Party’s obligation to indemnify the other Party for Claims in respect of damage or injury to persons or property suffered by a Third Party; and
(f)either Party’s liability for breach of their obligations pursuant to Clause 20.
16.EXPANSION PRODUCT
16.1Seller may propose (i) an expansion, debottlenecking, improvement or modification of the Seller’s Facility, which, if implemented, may increase the production capacity of the Seller’s Facility such that the production capacity exceeds the Phase 1 capacity (such production capacity of Seller’s Facility in excess of the Phase 1 capacity, the “Excess

Seller Facility Capacity”) or (ii) the development of additional facilities (other than Seller’s Facility or any expansion, debottlenecking, improvement or modification thereof) for extracting and processing run of mine ore from Seller’s Mine (any such additional production capacity at Seller’s Mine other than Excess Seller Facility Capacity, the “Additional Seller’s Mine Capacity”, and together with any Excess Seller Facility Capacity, an “Expansion”). Buyer shall have a right of first offer (“Expansion Offer”) in relation to the amount of any quantities of Product produced from an Expansion in a manner that is proportional to the portion of the capital or other expenditures that DoW or any department or agency of the government of the United States offers and provides (other than under the Accordion or the Loan Agreement) to Seller for the funding of production of additional quantities of Product with respect to such Expansion (“Expansion Product”).
16.2Seller shall not sell, transfer or otherwise dispose of any Expansion Product to any Third Party (except for Expansion Products (a) provided to Third-Party laboratories or consultants by Seller or its Affiliates for testing, verification and process optimization of such Products or (b) used by Seller or Seller’s Affiliates or through designated Third Party laboratories or consultants for testing, verification, and development and optimization of a rare earth element separation process, provided that the quantity of Products described in clauses (a) and (b) shall not exceed in any calendar year the greater of (x) fifty (50) metric tons of total rare earth oxide and (y) one percent (1%) of total rare earth oxide produced from Phase 1 at Seller’s Facility) unless and until (x) Seller has first given Buyer the opportunity to exercise the Expansion Offer in writing, specifying all material terms and conditions of the proposed sale (including price, quantity, delivery terms, and any other relevant commercial terms), and (y) if Buyer has exercised the Expansion Offer, Seller has either declined in writing or has failed to accept such written offer within one hundred and twenty (120) days of receipt of Buyer’s Expansion Offer (such Expansion Product, the “Rejected Expansion Product”).
16.3Without prejudice to Clause 5, if, following compliance with Clause 16.2, Seller does not accept Buyer’s offer within the specified period, Seller may sell the Rejected Expansion Product to Third Parties.
16.4Seller shall provide to Buyer reasonable assurance through certification by an independent engineer that any Expansion works will not inappropriately disrupt operation of Phase 1 of Seller’s Facility.
17.REPORTING
17.1Seller shall, no later than sixty (60) days after the end of each calendar year during the Term deliver to Buyer a comprehensive written report prepared by Seller or a qualified independent technical expert, which shall include at a minimum:
(a)an estimate of the quantity, quality and grade of the remaining reserves at the Seller’s Mine, including details of the methodology and assumptions used in such estimate;
(b)a summary of all development and production activities undertaken at the Seller’s Mine during the preceding calendar year; and

(c)details of any relevant changes or developments affecting the quantity or quality of reserves or the ability of Seller to perform its obligations under this Agreement.
17.2At Buyer’s request, Seller shall provide such additional information and documentation relating to the Seller’s Facility as Buyer may reasonably require in connection with this Agreement, provided that such information is in Seller’s possession or control and may be disclosed without breaching the terms of this Agreement or any applicable law or third-party obligation.
17.3Seller shall promptly deliver to Buyer a copy of all notices and reports delivered to DFC or any provider of Senior Financing under credit documentation to the extent reasonably expected to be materially adverse to Buyer.
17.4Buyer shall prepare and submit to Seller, on the fifteenth (15th) day of each calendar month, a written progress report that sets forth: (a) the Products sold to Third Party Buyers in the previous month (including the list of bags of Product with weight, composition and settlement calculation for each) and the anticipated Products that will be sold to Third Party Buyers in the following three-month period and (b) all revenue received from Third Party Buyers (including a breakdown of revenue for each individual element) in the previous month and the anticipated revenue that will be received from Third Party Buyers in the following three-month period.
18.NEGATIVE COVENANT
18.1From the Effective Date and at all times during the Term, Seller covenants for itself and on behalf of each of its Subsidiaries, including MineCo, that Seller and its Subsidiaries, including MineCo, shall (a) use commercially reasonable efforts to include in all future contracts or agreements with contractors or Third Party service providers and (b) as far as is reasonably practicable given the commercial realities of the market, use commercially reasonable efforts to include in its existing contracts or agreements with contractors or Third Party service providers, provisions that prohibit such contractors or Third Party service providers from at any time utilizing, integrating, embedding, incorporating, reselling, licensing, sublicensing, hosting, supporting, maintaining or otherwise making available, directly or indirectly, any technology, software, hardware, firmware, platform, infrastructure, processing equipment, system, code, algorithm or tool that is owned or co-owned by, was developed or co-developed by, or in which any proprietary, financial or Controlling interest is held, whether presently or prospectively, by the government of a Non-Allied Nation, any ministry, agency or other authority thereof, any entity organized under the laws of a Non-Allied Nation, or any person that is majority-owned or Controlled, directly or indirectly, by any of the foregoing; provided that acceptance of provisions or entry into contracts or agreements that would result in an appreciable cost increase to Seller, a measurable decrease in quality for Seller, or terms which are materially less favorable to Seller, in each case, compared to the provisions that would be accepted by Seller, or contracts or agreements that Seller would be able to enter into, but for this covenant, shall not be considered commercially reasonable for purposes of this Clause 18.
18.2Subject to Clause 18.3, Seller and its Subsidiaries, including MineCo, shall promptly terminate any contracting arrangements with contractors or Third Party service providers, upon becoming aware that there is a material breach under such contracting arrangements by such Third Party service provider or contractor of the prohibitions set forth above in Clause 18.1; provided that (i) Seller has been able to arrange a reasonably equivalent replacement contract at similar cost, quality and terms, (ii) the replacement of such contract is not reasonably expected to have an adverse effect on operations or construction of Seller or its Subsidiaries and (iii) it is otherwise commercially reasonable to do so. In the event of any such breach or failure by such Third Party service provider or contractor under such contracting arrangements, Seller and its Subsidiaries, including MineCo, shall have an obligation to diligently pursue all available remedies, including the pursuit of damages, against the breaching Third Party service provider or contractor.
18.3If, after using commercially reasonable efforts, Seller or its Subsidiaries, including MineCo, are unable to procure the services of contractors or Third Party service providers that comply with the requirements set forth above in Clause 18.1, due to the limited availability or unavailability of such compliant contractors or Third Party service providers in the market or lack of commercially reasonable terms, Seller shall promptly notify Buyer in writing of such circumstances, providing reasonable details of the efforts undertaken and the reasons for such unavailability. Upon such notification, the Parties shall, as soon as reasonably practicable, meet and consult in good faith to discuss and agree on alternative solutions to address the unavailability of compliant contractors and Third Party service providers, which may include agreeing to a pass-through of any documented increased costs and expenses reasonably incurred by Seller and its Subsidiaries, including MineCo, in connection with the implementation of alternative arrangements or the engagement of compliant contractors or Third Party service providers to Buyer; provided that in no event shall Seller be required to agree to any alternative solution that is not commercially reasonable.
18.4Seller shall not, and Seller shall procure that its Affiliates shall not, refinance, replace, renew, extend, restructure or otherwise rearrange, in whole or in part, the financing for Seller’s Facility, except with the DFC, a United States Governmental Authority (including, but not limited to, DoW) or an Approved Lender and provided that such Approved Lenders agree to include the principles in Schedule 7 in an Intercreditor Agreement to the extent that DFC, any other United States government entity or any entity Controlled by any thereof is no longer a creditor to the Seller Party or any of its Affiliates.
19.ASSIGNMENT
19.1Neither Party may assign or otherwise transfer its rights or obligations in whole or in part under this Agreement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) Seller may, without the prior written consent of Buyer, assign this Agreement as set forth in the other provisions of this Clause 19 and (ii) Buyer may, without the written consent of Seller, assign this Agreement as set forth in Clause 19.2.

19.2Buyer shall have the right to assign this Agreement to DFC, DoW, any other United States government entity or any entity Controlled by any of the foregoing (each, a “Permitted Buyer Assignee”); provided that where DoW is the Permitted Buyer Assignee, DoW shall be assigned obligations only to the extent permitted by law and any such obligations under this Agreement that DoW is unable to assume shall remain with Buyer, provided further that, such Permitted Buyer Assignee shall, if so requested by Seller or if required by Approved Lenders or the Lenders’ Agent, deliver to Seller’s Approved Lenders or Lenders’ Agent certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements, and such other items (upon reasonable request by Approved Lenders or Lenders’ Agent) in respect of such Permitted Buyer Assignee and its relevant Affiliates. Promptly upon Seller’s reasonable request, such Permitted Buyer Assignee shall also provide to the Approved Lenders and Lenders’ Agent legal opinions in connection with such financing or refinancing of Seller’s Facility in form and substance, and from counsel, in each case, reasonably acceptable to the Approved Lenders, as well as customary direct agreements reasonably acceptable to the Approved Lenders. Such Permitted Buyer Assignee’s reasonable and documented third party legal expenses shall be reimbursed or paid for directly by Seller solely to the extent that they directly relate to the negotiation and execution of such legal opinions and direct agreements. Notwithstanding anything to the contrary set forth in this Clause 19.2, this Clause 19.2 shall be subject in all respects to Clause 13.11(c).
19.3Seller shall have the right to obtain financing from Approved Lenders solely to the extent such Approved Lenders agree to include the principles in Schedule 7 in an Intercreditor Agreement in the event that DFC, any other United States government entity or any entity Controlled by any thereof is no longer a creditor to the Seller Party or any of its Affiliates. In connection with any financing or refinancing of Seller’s Facility, Buyer shall, if so reasonably requested by Seller or if required by Approved Lenders or the agent acting on behalf of any such Approved Lenders (“Lenders’ Agent”) deliver to Seller’s Approved Lenders or Lenders’ Agent: certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements, and such other items (upon reasonable request by Approved Lenders or Lenders’ Agent) in respect of Buyer and its relevant Affiliates. Promptly upon Seller’s reasonable request, Buyer shall also provide to the Approved Lenders and Lenders’ Agent legal opinions in connection with such financing or refinancing of Seller’s Facility in form and substance, and from counsel, in each case, reasonably acceptable to the Approved Lenders, as well as customary direct agreements reasonably acceptable to the Approved Lenders. Seller shall reimburse Buyer’s reasonable and documented third party legal expenses solely to the extent that they directly relate to the negotiation and execution of such legal opinions and direct agreements.
19.4Buyer further acknowledges and agrees that Seller may directly or indirectly transfer or assign, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Approved Lenders or Lenders’ Agent as security for its obligations to Approved Lenders, and Buyer shall cooperate with the creation and perfection of such security, including, where necessary, entry into documentation to effect the foregoing at Seller’s expense. Accordingly, upon Seller’s request pursuant to a notice hereunder, Buyer shall enter into direct agreements customary for any financing or refinancing of Seller’s Facility and reasonably acceptable to Seller’s Approved Lenders.
19.5Seller acknowledges that Buyer is seeking financing as part of the DoW Financial Support, and in particular, the provider of the Inventory Monetization Facility or any other Permitted Buyer Assignee may require amendments to this Agreement to achieve compliance with such Permitted Buyer Assignee’s requirements; provided, however, that Seller shall in no event be under any obligation to agree to any amendments or modifications to this Agreement, including any amendments or modifications requested by the provider of the Inventory Monetization Facility or in connection with, or in order to facilitate, an assignment by Buyer to any Permitted Buyer Assignee.
19.6Each Party agrees to provide reasonable cooperation to the other Party and any assignee or transferee in connection with an assignment or transfer that complies with Clause 19.1, and shall enter into reasonably requested agreements with, or instruments in favor of, the assignee or transferee to that effect.
19.7Any attempted assignment in violation of this Clause 19 shall be null and void.
20.CONFIDENTIALITY
20.1Subject to Clauses 20.3 and 20.4, each Party agrees, unless it obtains the other Party’s prior written consent:
(a)to hold in strict confidence the other Party’s Confidential Information and unless required by a lawful court order, law, regulation or similar legal request, not to disclose to any Third Party or use for any purpose other than the implementation of this Agreement, the other Party’s Confidential Information; and
(b)to ensure that the other Party’s Confidential Information is not disclosed or distributed by its personnel in violation of this Agreement.
20.2If the receiving Party (the “Receiving Party”) is required to disclose Confidential Information pursuant to a lawful court order, law, regulation or similar legal request, before the Receiving Party discloses any Confidential Information pursuant to this Clause 20.2 it shall, to the extent permitted by law, use all reasonable endeavors to give the other Party as much notice of this disclosure as possible. Where notice of such disclosure is not prohibited and is given in accordance with this Clause 20.2, the Receiving Party shall take into account the reasonable requests of the other Party in relation to the content of this disclosure.
20.3Confidential Information does not include information that was: (a) in the public domain at the time of Seller’s or Buyer’s disclosure to any other Person; (b) enters the public domain through no fault of the Receiving Party; (c) was communicated to the Receiving Party by a Third Party free of any obligation of confidence; or (d) was developed by officers, employees or agents of or consultants to the Receiving Party independently of and without reference to the Confidential Information.
20.4Notwithstanding Clauses 20.1, 20.2, and 20.3, the Receiving Party shall be entitled (without prior written consent of the other Party) to use the Confidential Information for the purpose of evaluating its participation in and performance under this Agreement, including the financing and auditing thereof and to disclose Confidential Information to:
(a)Except to the extent any of the following is a Competitor, its officers, directors and employees and professional advisers as well as its respective Affiliates and officers, directors, employees and professional advisers of such Affiliates; provided that such Party shall procure in writing that such Affiliate and its officers, directors and employees do not disclose further such Confidential Information; and
(b)any other relevant Third Parties in all cases limited to (i) operational information and (ii) only to the extent necessary to implement the Agreement, provided that the Receiving Party has procured that the recipient of such Confidential Information enters into a confidentiality undertakings on terms no less restrictive than this Clause 20.
20.5No right or license, either express or implied, under any patent, patent application, trademark or copyright, or any right or license with respect to any observed or disclosed manufacturing know-how, methodologies, procedures or processes is granted by any Party to any other Party hereunder.
20.6The confidentiality obligations hereunder shall apply for a period of five (5) years after the expiry or termination of this Agreement.
21.INSURANCE
21.1Seller shall be responsible for obtaining, maintaining and keeping in force at all times during the Term, any insurance as is reasonably necessary against such risks and at such levels as Good Industry Practice would require, including all risks insurance and third-party liability insurance in respect of Seller’s Facility.
21.2Should Seller fail to obtain, maintain or keep in force insurance coverage in accordance with the requirements of Clause 21.1, and such failure is not cured within thirty (30) days, Buyer shall have the right to procure such coverage at Seller’s expense, either by direct charge or set-off.
22.TERMINATION
22.1For the purposes of this Agreement:
(a)“Buyer Default” shall mean:
(i)Buyer fails to pay any amount due under this Agreement and such failure to pay is not cured within thirty (30) Business Days following such due date;
(ii)a Bankruptcy Event occurs with respect to Buyer;
(iii)Buyer fails to take fifty percent (50%) of the Adjusted Quarterly Quantity over a consecutive twenty-four (24) month period, provided that a Buyer Default under this clause (iii) shall not be deemed to have occurred to the extent Seller is capable from an operational and technical perspective of stockpiling such Products that Buyer failed to take in accordance with Clause 10;
(iv)Buyer or the DoW fails to execute a direct agreement in accordance with Clause 19.4;
(v)if one (1) or more Force Majeure Events affecting Buyer prevents Buyer from taking an aggregate amount of Product equal to or greater than sixty-five percent (65%) of the Adjusted Quarterly Quantities during any twelve (12) month period of the Term;
(vi)Buyer assigns or transfers this Agreement in violation of Clause 19; and
(vii)a breach by Buyer of Clause 27.
(b)“Seller Default” shall mean:
(i)Seller or MineCo: (A) becomes insolvent or is generally unable to pay its debts as they become due (other than caused by Buyer’s nonpayment), (B) files, or has filed against it, a petition for voluntary or involuntary bankruptcy, including but not limited to judicial reorganization, extrajudicial reorganization, recognition proceedings or any precautionary measures, including the precautionary measures and proceedings governed by articles 6th, § 12, 20-B, 167-B of Law 11.101/2005, or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, and such petition or proceeding has not been stayed within sixty (60) days of when such petition or proceeding is filed, (C) makes or seeks to make a general assignment for the benefit of its creditors or (D) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business (a “Bankruptcy Event”);
(ii)except in the case of a Force Majeure Event or with Buyer’s consent, MineCo voluntarily ceases to use the Site in the manner contemplated in the Transaction Documents (as such term is defined in the Loan Agreement) or suspends all or substantially all of its activities in connection with the Seller’s Mine for a period of sixty (60) or more consecutive days;
(iii)Seller’s breach of any of its obligations under Clause 5 other than Seller’s obligations under Clause 5.2(b) and Clause 5.4;
(iv)Seller’s entry into any agreement for the sale of Expansion Product in breach of Clause 16.2, and such breach has not been cured (by the termination of such agreement(s)) within thirty (30) days after written notice thereof has been given to Seller by Buyer;
(v)Seller’s breach of any of its obligations under Clause 18.4;

(vi)Seller’s breach of any of its obligations under Clause 18.2 or Clause 18.3, and such breach has not been cured within sixty (60) days after written notice thereof has been given to Seller by Buyer;
(vii)Seller assigns or transfers this Agreement in violation of Clause 19;
(viii)breach by Seller of change of control provisions set forth in Clause 28; and
(ix)Seller’s breach of any of its obligations under Clause 6.6.
The defaults under clauses (ii), (iii), (vii) and (viii) of this Clause 22.1(b) shall be “Fundamental Seller Defaults”, provided that clause (i) of this Clause 22.1(b) shall also be a Fundamental Seller Default where DFC, DoW (as lender to Seller or its Affiliate under financing documents), any other United States government entity or any entity Controlled by any of the foregoing is not a lender to Seller or its Affiliate in any capacity whatsoever.
22.2Buyer and Seller shall be entitled to terminate this Agreement as provided for in Clause 2.4 and Clause 3.3 of this Agreement.
22.3At any time after the occurrence of a Buyer Default, Seller may, upon written notice to Buyer:
(a)suspend the performance of all obligations under this Agreement; and/or
(b)terminate this Agreement, provided that such Buyer Default is still subsisting at the date of termination.
22.4At any time after the occurrence of a Seller Default, Buyer may, upon written notice to Seller terminate this Agreement, provided that such Seller Default is still subsisting at the date of termination.
22.5Upon the occurrence of a Fundamental Seller Default, in addition to its other rights set forth in Clause 22.4, Buyer will have the right to exercise the Call Option pursuant to the Call Option Agreement and to take the other actions set forth in Schedule 7 subject to the provisions of any applicable Intercreditor Agreement.
22.6If Seller has elected to suspend the performance of its obligations under this Agreement pursuant to Clause 22.3, such suspension will end, and the performance of all obligations under this Agreement shall recommence once the Buyer Default has been remedied.
22.7No suspension or termination of this Agreement will release or discharge any obligation of either Party to the other that shall have accrued prior to the effective date of such suspension or termination or liabilities arising out of such termination and upon such suspension or termination, each Party will be entitled to be paid amounts due and owing to them at the date of such suspension or termination.
23.FORCE MAJEURE
23.1Notice of Force Majeure. If either Party is prevented from complying with its obligations under this Agreement as a result of a Force Majeure Event, the affected Party shall,

within ten (10) days after it has (or should have) become aware of the relevant event or circumstance constituting a Force Majeure Event, give notice to the other Party of the event or circumstance constituting the Force Majeure Event. Such notice shall specify the date of commencement, the obligations so affected and expected duration of such Force Majeure Event.
23.2Duty to Mitigate. The affected Party shall at all times:
(a)use its reasonable endeavors to prevent and reduce to a minimum and mitigate the effect of such Force Majeure Event;
(b)use its reasonable endeavors to ensure resumption of normal performance after the termination of any Force Majeure Event; and
(c)keep the other Party informed at regular intervals of the circumstances concerning any Force Majeure Event, with reasonable estimates as to its likely continuation and what measures or contingency planning the affected Party is taking to mitigate and/or terminate the Force Majeure Event.
23.3Consequences of Force Majeure. The affected Party shall, subject to complying with the requirements of this Clause 23, not be liable for any failure to perform its obligations pursuant to this Agreement to the extent such failure is connected to a Force Majeure Event. Notwithstanding the foregoing, in no event shall the obligation of either Party to pay any amount of money when due pursuant to the terms of this Agreement be suspended and excused by reason of a Force Majeure Event. If Seller’s performance under this Agreement is suspended due to a Force Majeure Event and said suspension continues for a period of one hundred and eighty (180) consecutive days, this Agreement may be terminated by Seller by giving thirty (30) days’ prior written notice to Buyer and without further liability of either of the Parties with respect to this Agreement (other than any obligations arising pursuant to this Agreement prior to the occurrence of such Force Majeure Event).
24.CHANGE OF LAW
24.1Subject to the other provisions of this Clause 24, if Seller considers that a Change of Law has occurred and Seller can reasonably demonstrate that the continued performance of any of its obligations under this Agreement has or will, due to such Change of Law, become illegal, impossible, excessively onerous or inconsistent with the requirements of applicable law, Seller shall inform Buyer by written notice (such notice being a “Change of Law Notice”). Following delivery of a Change of Law Notice, the Parties shall seek to agree to amendments to the terms of this Agreement to alleviate the effects of such Change of Law, and restore the balance of the benefits, liabilities, risk and rewards under this Agreement that existed before such Change of Law.
24.2If a dispute arises between the Parties as to the existence of a Change of Law or whether such amendments are required or as to the amendments so required (and a dispute shall be deemed to have arisen if the Parties have not reached agreement within thirty (30) days of a Change of Law Notice), such dispute may be referred by any Party to dispute resolution in accordance with the dispute resolution provisions of this

Agreement. Notwithstanding the foregoing sentence, and to the extent permitted by applicable law, the Parties agree that any such dispute shall be resolved in a manner which enables each Party to continue to comply with the terms of this Agreement, provided that any amendment would, to the extent practicable, preserve the commercial relationship and relative risks and rewards of the Parties.
25.BUYER ORGANIZATION
25.1The Buyer entity will at all times during the Term be managed by an independent Third Party that is not a Competitor or owned by a Competitor and is not Controlled by, Controlling or under common Control with a Competitor (“Buyer Manager”). None of Buyer’s or Buyer Manager’s directors, officers, or employees may be directors or officers of, or employees seconded from, any Competitor or any Person Controlled by, Controlling or under common Control with a Competitor.
25.2Buyer’s board of directors shall (a) consist of independent directors and (b) be bound by fiduciary duties and contractual obligations to Buyer to ensure that (i) Buyer contracts on an arm’s-length basis and (ii) obtains the best terms for Buyer in Buyer’s contractual arrangements.
26.REMEDIATION
26.1If (a) either of the following occurs: (i) the Independent Engineer (as such term is defined in the Loan Agreement) determines based on the construction reports delivered pursuant to Seller’s Loan Agreement that Seller cannot reasonably achieve Commercial Operation by December 31, 2028 or (ii) an unexcused failure to supply sixty-five percent (65%) of the aggregate of the applicable Base Case Quarterly Forecast volumes over a consecutive twelve (12) month period (“Supply Forecast Shortfall”), or (b) Seller fails to achieve the Construction Milestones by the relevant dates therefor set forth on Schedule 6, whether or not as a result of a Force Majeure Event (except to the extent such failure to achieve the Construction Milestones is caused by the material breach or willful misconduct of Buyer) (the events described in clause (a) and this clause (b), “Remediation Events”), then, if required by Buyer, Seller shall establish a remediation plan (the “Remediation Plan”) to address any such failures and shall deliver the Remediation Plan to Buyer for approval within sixty (60) days after notice by either Party to the other Party that a Remediation Event (the “Remediation Notice”) has occurred is delivered to the other Party. Seller shall incorporate any reasonable comments submitted by Buyer to the Remediation Plan following delivery by Seller to Buyer thereof.
26.2If (a) the Remediation Plan is not provided within such sixty (60) day period, (b) implementation of the approved Remediation Plan is not commenced within the later of (i) ninety (90) days after the Remediation Notice is delivered and (ii) thirty (30) days following Buyer approval of the Remediation Plan, or (c) the remediation steps set forth in the Remediation Plan are not completed within the timeframe set forth therein, then Seller will consult with Buyer and implement within sixty (60) days such personnel changes and/or engagement of additional personnel or consultants at MineCo as may be requested by Buyer or engage other resources, in each case, as are reasonably required to properly prepare and/or implement the Remediation Plan.
27.BUYER CHANGE OF CONTROL
27.1Without Seller’s consent (not to be unreasonably withheld, conditioned or delayed), Buyer shall ensure that no transaction or series of transactions occurs that effects or results in (a) (i) a Competitor acquiring any direct or indirect interest in Buyer or any assets of Buyer or (ii) any arrangement that could result in such Competitor directly or indirectly Controlling Buyer or any assets of Buyer or (b) the DoW Financial Support, as it exists on the Effective Date, being amended or abrogated so as to [***] (ii) materially and adversely affect Buyer’s ability to perform its obligations under this Agreement.
28.SELLER CHANGE OF CONTROL
28.1Seller shall ensure that no Change of Control other than a Permitted Change of Control in respect of Seller shall occur at any time during the Term without the prior written consent of DoW. For the avoidance of doubt, the occurrence of a Permitted Change of Control shall not give rise to a right of Seller to terminate this Agreement.
29.SELLER GOVERNANCE
29.1Prior to an Acceptable IPO, Seller shall not be required to make any changes to its board of directors. At all times from and after an Acceptable IPO, a majority of the directors on Seller’s board of directors will be United States nationals at all times. From and after the Effective Date, any directors that are not United States nationals who join Seller’s board of directors (whether added to fill vacancies or as new directors) shall (a) be from a country that is an Aligned Nation and (b) be approved by DoW (such approval not to be unreasonably withheld, conditioned or delayed) prior to such person’s appointment as a director.
30.SELLER IPO
30.1Prior to undergoing and following an Acceptable IPO, Seller shall implement and maintain a shareholder rights plan or other mechanism intended to prevent Restricted Persons from acquiring directly or indirectly more than nine and nine-tenths percent (9.9%) in the aggregate of the Equity Interests of Seller. To the extent (a) Seller reasonably believes that such rights plan will adversely affect completion of an Acceptable IPO at a reasonable offering price, or (b) such a rights plan is determined to be impermissible or unenforceable under applicable law, Seller and DoW will negotiate in good faith in an attempt to effectuate the intent of such rights plan by modifying the terms thereof, or agreeing on other measures, to curtail investments in Seller by Restricted Persons.
31.REPRESENTATIONS AND WARRANTIES
31.1Each Party represents and warrants to the other Party on the Effective Date that:
(a)it is duly incorporated or formed, validly existing and registered with the relevant authorities of its jurisdiction of formation, is a separate legal entity capable of suing and being sued, has the lawful power, capacity and authority to own its assets and to engage in the business it presently conducts and contemplates conducting and is duly licensed or qualified and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary;
(b)it has the power to make and carry out this Agreement and to perform its obligations hereunder and all such actions have been duly authorized by all necessary corporate, limited liability company or other proceedings on its part;
(c)except for the Existing Offtake Agreement with respect to Seller, the execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by, any of the terms of its organizational documents or any laws or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected;
(d)this Agreement has been duly and validly executed and delivered by it and this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity; and no authorization, approval, exemption or consent by any authority is required in connection with the authorization, execution and delivery of this Agreement;
(e)there are no actions, suits, proceedings or investigations pending or, to the knowledge of it or its officers, threatened against it at law or in equity before any court or before any authority whether or not covered by insurance which individually or in the aggregate may result in any materially adverse effect on the business, properties or assets or the condition, financial or otherwise, of it or in any impairment of the ability of it to perform its obligations under this Agreement; and neither it nor any of its officers has knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any authority or other government department, commission, board, agency or instrumentality which may result in any such materially adverse effect or such impairment;
(f)it is not entitled to any immunity from suit, execution, attachment or other proceeding;
(g)it and its officers have complied with all laws such that they have not been subject to any fines, penalties, injunctive relief or criminal liabilities which in the aggregate have materially affected or would reasonably be expected to materially affect the business operations or financial condition of it or its ability to perform its obligations under this Agreement; and
(h)neither it nor any of its Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which the other Party (or its Affiliates) will be liable.

32.GOVERNING LAW AND DISPUTE RESOLUTION
32.1Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the federal statutory law and federal court decisions interpreting those statutes (“Federal Law”) of the United States. To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the law of the State of New York (without giving effect to its conflict of laws principles) shall be adopted as the governing rule of decision.
32.2Dispute Resolution. Except as otherwise expressly provided in Clause 13.5 and Clause 13.10, the Parties agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought and enforced in the United States District Court for the Southern District of New York, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. Each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document mailed by registered mail to the address set forth in Clause 33.1 shall be effective service of process for any suit, action, or other proceeding brought in any such court.
32.3Governmental Authority Disputes.
(a)Seller shall promptly, and in any event no later than thirty (30) Days after becoming aware thereof, provide Buyer with written notice (a “Governmental Authority Dispute Notice”) of (i) any actual, pending or threatened claim, action, suit, arbitration or other dispute involving or initiated by a Governmental Authority in connection with Seller’s Facility, or (ii) any material notices from a Governmental Authority in connection with any Material Licenses and Authorizations associated with the Seller’s Mine (“Governmental Authority Dispute”). Seller shall use commercially reasonable efforts to: (A) mitigate the likelihood of the occurrence of a Governmental Authority Dispute; and (B) where such Governmental Authority Dispute occurs, mitigate the effects of such Governmental Authority Dispute and keep Buyer timely apprised, in writing, of all material developments relating to the Governmental Authority Dispute.
(b)Buyer may at its sole discretion, within ten (10) Business Days of the receipt of a Governmental Authority Dispute Notice issued pursuant to Clause 32.3(a), elect to join in the defense or challenge of any such Governmental Authority Dispute, if applicable, at its own cost, with counsel of its choosing.

(c)The Parties shall, and shall cause each of their respective Affiliates, officers, directors, employees, agents, advisers and professional representatives to, cooperate fully, promptly and in good faith with one another in connection with the investigation, preparation, prosecution, negotiation, settlement and defense of any Governmental Authority Dispute. Such cooperation shall include, without limitation, (i) exchanging, on a timely basis, all information, documents, data, analyses, reports, studies and other materials that are or may be relevant to the matters at issue; (ii) providing reasonable access, during normal business hours and upon reasonable advance notice, to facilities, books and records, and to knowledgeable personnel for interview, deposition, testimony or other assistance reasonably required for the purposes of the Governmental Authority Dispute; (iii) consulting with each other on, and, where reasonably practicable, agreeing upon, material submissions, filings, petitions, applications, briefs, arguments, correspondence or other written or oral communications to be made to or with any Governmental Authority, and providing drafts thereof to the other Party within a reasonable time to allow for review and comment; and (iv) coordinating litigation, administrative or other strategies and avoiding, to the extent reasonably practicable, taking positions that are inconsistent or contrary to the interests of Seller in respect of the Governmental Authority Dispute, provided that nothing herein shall require either Party to waive or prejudice any legal privilege or to disclose any document or information the disclosure of which is prohibited by any applicable law or Third Party confidentiality restrictions or would result in the loss of legal privilege. Each Party shall bear its own costs and expenses incurred in connection with such cooperation unless the Parties otherwise agree in writing, and any Party asserting that information or material to be shared is subject to a legally recognized privilege shall use commercially reasonable efforts to provide such information or material in a manner that preserves the applicable privilege.
32.4Continuation of Obligations. Subject to Clause 23, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes and Governmental Authority Disputes.
33.NOTICES
33.1All notices, requests, consents, Claims, demands, waivers and other communications under this Agreement (each a “Notice”) must be (a) in writing, (b) given by personal delivery, courier or e-mail (with confirmation of transmission), and (c) addressed to the other Party or DoW at the addresses set forth below (or such other address that the recipient Party or DoW may designate from time to time in accordance with this Clause 33):
If to Buyer:
US SIIE, LLC
[***]
If to Seller:

SV Management Switzerland AG
Address:         Rigistrasse 2, 6300 Zug Switzerland
Attn:            Sales Department
Email:            [***]
If to DoW:
United States Department of War
[***]
33.2Notices will be deemed to be given: (a) if delivered in person, at the time of delivery; (b) if sent by courier, upon receipt, as evidenced by a delivery notice from the courier; or (c) if by e-mail, the date the email is sent, unless the sender receives an automated message that the delivery failed, and if the e-mail was sent outside of the hours between 9am and 5pm on a Business Day where the recipient is based, on the following Business Day.
34.MISCELLANEOUS
34.1Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to its subject matter and is in substitution of any previous written or oral agreement thereon between the Parties.
34.2Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. An electronic copy of this Agreement bearing the signature of a Party shall be binding upon such Party to the same extent as an original counterpart of this Agreement bearing such Party’s signature.
34.3No Joint Venture, Partnership. The Parties are not, nor will they be deemed to be, partners, agents or joint venturers, one with the other, solely by virtue of the transactions contemplated by this Agreement.
34.4Survival. Clause 2, Clause 3, Clause 14, Clause 15, Clause 20, Clause 22, Clause 32, Clause 33 and this Clause 34 and any other provisions expressed to survive termination or expiry of this Agreement shall so survive such termination or expiry. Termination or expiry of this Agreement shall not affect (a) each Party's financial obligations pursuant to this Agreement that are attributable to periods prior to such termination or expiry or (b) any other obligations of either Party which by their nature are to be performed after termination or expiry of this Agreement; provided, however, if either Party terminates this Agreement pursuant Clause 2.4 and Clause 3.3, such termination shall be (i) without liability to either Party as a result of such termination and (ii) without prejudice to claims or amounts owing in respect of the period preceding termination.
34.5Waiver. The failure or delay by either Party to enforce at any time or for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

34.6Severance. If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.
34.7Amendment. No waiver, alteration or modification of any of the terms of this Agreement shall be valid or binding unless it is in writing and signed by the Parties.
34.8Language of the Agreement. English shall be the language of the Agreement, and all communications and documentation prepared in relation to it.
34.9Exclusive Remedies. Except (a) as expressly provided in this Agreement or (b) for any Claim or Loss arising out of or attributable to the gross negligence or willful misconduct of the other Party, THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE EXCLUSIVE REMEDY FOR ANY BUYER DEFAULT OR SELLER DEFAULT OR OTHER BREACH UNDER THIS AGREEMENT SHALL BE THE REMEDIES SET FORTH IN THIS AGREEMENT AND THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO CLAIM OR SEEK ANY OTHER RIGHTS OR REMEDIES THAT OTHERWISE WOULD HAVE BEEN AVAILABLE AT LAW OR IN EQUITY.
34.10No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and nothing expressed herein or implied hereby will give or be construed to give any Person or entity, other than the Parties, any legal or equitable rights hereunder.
34.11No Recourse. Except to the extent specifically set forth in this Agreement, without limiting any protection against liability that may be available at law or in equity, there shall be no recourse against any (a) Affiliate of either Party or (b) of the shareholders, partners or other representatives of a Party or its Affiliates, for any liability to the other Party arising out of or in connection with this Agreement whether for breach, default or non-performance of any obligation under this Agreement or for any failure to make any payment(s) required to be made hereunder or thereunder.
34.12The Parties acknowledge that shipments of Product under this Agreement are government-impelled cargo and are subject to the provisions of the United States Cargo Preference Act of 1954, as amended, and the related regulations at 46 C.F.R. Part 381, as well as 10 U.S.C. § 2631, as applicable (collectively, the “Cargo Preference Acts”). Buyer shall be responsible for ensuring compliance with the Cargo Preference Acts. Seller shall cooperate fully with Buyer to meet these requirements, including by providing timely and accurate cargo information and by accommodating the loading of cargo onto US-flagged vessels nominated by the Buyer. All costs associated with compliance with the Cargo Preference Acts shall be borne by the Buyer.

IN WITNESS whereof this Agreement has been executed and delivered on the Effective Date.

SV MANAGEMENT SWITZERLAND AG

By:    /s/ Thras Moraitis
Name:    Thras Moraitis
Title:    Chief Executive Officer

US SIIE, LLC

By:    [***]
Name:    [***]
Title:    Authorized Signatory

Signature Page to Offtake Agreement

SCHEDULE 7

CALL OPTION PRINCIPLES
(A)Considerations
i.     Under the financing documents entered into with any Approved Lenders (other than DFC) and the royalty documents entered into with the Royalty Holders, exercise of the Buyer’s Call Option will be a “permitted change of control/ownership” (or permitted in any similar or analogous provisions) save that where financing documents existing at the Effective Date are not amended to include such permitted change of control/ownership, the Seller shall procure that the relevant party provide, at the time the Call Option Agreement is entered into, its written consent to any change of control/ownership resulting from the Buyer’s exercise of the Call Option at any time.
ii.     Under Intercreditor Agreement (or pursuant to any amendment or modification to the Intercreditor Agreement in connection with any New Approved Lenders, as applicable), Buyer, Approved Lenders and Royalty Holders will agree that:
(A)Buyer shall have the right to exercise the Call Option with respect to the Seller Party if at least one of the following occurs after DFC, any other United States government entity and any entity Controlled by any thereof has ceased to be a creditor to the Seller Party or any of its Affiliates:
a.following the occurrence and during the continuance of a Fundamental Seller Default; or
b.following (i) any event of default under the financing documents entered into with the Approved Lender(s) where DFC, DoW (as lender under financing documents), or any other US government entity or any entity Controlled by any thereof is not a lender whatsoever (“New Approved Lenders”) and (ii) notice to Buyer of the intention on the part of such Approved Lender(s) to foreclose on their collateral (a “Relevant Enforcement Action”);
(B)If the Call Option becomes exercisable in accordance with clause (A)(b), the New Approved Lenders will give Buyer an opportunity to acquire 100% of the loans or notes then held by the New Approved Lenders at par plus any premium, make-whole amounts set forth in any such financing documents, and break costs, as applicable, together with any other amounts due under such documents from Seller.
(C)Any New Approved Lender will be required to give Buyer, DoW and the Royalty Holders notice of its intention to take a Relevant Enforcement Action at least sixty (60) days prior to taking any such remedies and in any case simultaneously with providing notice of default to Seller Party or any Subsidiary thereof (the “New Approved Lenders Standstill Period”); provided that:
a.the New Approved Lenders may withdraw such notice at their sole discretion prior to the conclusion of the New Approved Lenders Standstill Period, at which point Buyer’s opportunity to acquire the
Schedule 7 - 1

loans or notes and exercise the Call Option in connection with such Relevant Enforcement Action shall be deemed immediately and automatically terminated (or if notice to exercise the Call Option has already been served, such notice shall be deemed withdrawn); provided that Buyer’s rights under the Call Option Agreement shall remain in place; and
b.the New Approved Lenders Standstill Period will be extended by an additional ninety (90) days so long as prior to the end of the New Approved Lenders Standstill Period, the Buyer ratifies its intention of exercising the Call Option and/or acquiring the loans or notes pursuant to the terms hereof by delivering written notice thereof to the New Approved Lenders. Immediately following the end of the New Approved Lenders Standstill Period, the New Approved Lenders may take the Relevant Enforcement Action.
During the New Approved Lenders Standstill Period, Buyer may elect to either: (a) assume all existing indebtedness then owed to the New Approved Lenders and any other outstanding amounts owing to them under the Finance Documents; or (b) repay the New Approved Lenders (including any prepayment premiums, make-whole amounts and break costs, as applicable).
iii.     The Royalty Holders will (a) allow accession to the Intercreditor Agreement by the Buyer and (b) refrain from taking any Relevant Enforcement Action for a two hundred and seventy (270) day standstill period following the date on which the applicable Royalty Holder provides notice to Buyer that the Royalty Agreements have given rise to a right of such Royalty Holder(s) to take Relevant Enforcement Action upon an event of default of Seller Party (or its Subsidiary) thereunder (which period may commence with the commencement of the New Approved Lenders Standstill Period, to the extent applicable).
iv.     Buyer will cease to be a party to the Intercreditor Agreement upon termination of this Agreement following a Buyer Default.
Schedule 7 - 2

SCHEDULE 10

FORM OF CALL OPTION AGREEMENT
See attached.